Exhibit 2.2

CONFIDENTIAL	EXECUTION VERSION

SECURITIES SWAP AGREEMENT

by and among

TerraForm Global, LLC,

TerraForm Global, Inc.,

SunEdison, Inc.

and

Renova Energia, S.A.

i

7.16	Property	43
7.17	Intellectual Property	46
7.18	Litigation	46
7.19	Insurance	46
7.20	Brokers	46
7.21	Employees and Benefit Plans	46
7.22	Bank Accounts	46
7.23	Related Party Transactions	47
7.24	Sufficiency	47
7.25	Status of the Assets	47
7.26	Solvency	47

ARTICLE 8 [INTENTIONALLY OMITTED]		48

ARTICLE 9 REPRESENTATIONS OF EMYC		48
9.1	Due Incorporation and Authority	48
9.2	Authority to Execute and Perform Agreement	48
9.3	No Conflict	48
9.4	Brokers	48
9.5	Litigation	49
9.6	Availability of Funds	49
9.7	Antitrust Filing Thresholds	49
9.8	TERG Common Stock	49
9.9	Absence of Changes	49
9.10	Exclusivity of Representations	49

ARTICLE 10 COVENANTS AND AGREEMENTS		50
10.1	Confidentiality	50
10.2	Expenses	51
10.3	Publicity	52
10.4	Efforts to Close	52
10.5	Real Estate Diligence	53
10.6	Antitrust Approvals	53
10.7	[Intentionally Omitted]	53
10.8	Notice of Certain Events	53
10.9	Further Assurances	55
10.10	Project Indebtedness	55
10.11	Access to Information for EMYC	55
10.12	Interim Operating Covenants	56
10.13	Assistance with Foreign Exchange Transaction Registration	59
10.14	Transfer Restrictions	59
10.15	Right to Board Appointment	60
10.16	Voting of TERG Common Stock	61
10.17	Dividend Payments on TERG Common Stock	61
10.18	Standstill Restrictions	62
10.19	Asset Management Services	63
10.20	Material Contract Transfers	63
10.21	[Intentionally Omitted]	63

10.22	Technical Remediation Items	63
10.23	Brazilian Tax Information	64
10.24	[Intentionally Omitted]	64

ARTICLE 11 TAX MATTERS		64
11.1	Transfer Taxes	64
11.2	Tax Returns	64
11.3	Straddle Period Tax Liabilities	65
11.4	Assistance and Cooperation	65
11.5	Audits	65
11.6	Certain Actions	66
11.7	Refunds and Tax Refunds	66

ARTICLE 12 CONDITIONS TO CLOSING		66
12.1	Conditions Precedent to the Obligations of the Parties	66
12.2	Conditions Precedent to the Obligations of EMYC (or EMYC Sub)	67
12.3	Conditions Precedent to the Obligations of Renova	68

ARTICLE 13 TERMINATION		69
13.1	Termination	69
13.2	Effect of Termination	69

ARTICLE 14 SURVIVAL		70
14.1	Survival Period for Claims against Renova	70
14.2	Survival Period for Claims against EMYC	70

ARTICLE 15 INDEMNIFICATION		70
15.1	Obligation of Renova to Indemnify	70
15.2	Obligation of EMYC to Indemnify	71
15.3	Indemnification Procedure	71
15.4	Measure of and Limitations Upon Indemnification	73
15.5	Exclusivity of Representations	74
15.6	Exclusivity of Indemnity	75
15.7	Subrogation	75
15.8	Swap Value Adjustment	75
15.9	Payment of Claims	75

ARTICLE 16 MISCELLANEOUS		76
16.1	Dispute Resolution	76
16.2	Enforcement; Specific Performance	77
16.3	SunEdison Obligations and Representations and Warranties	78
16.4	TERG Obligations and Representations and Warranties	78
16.5	Notices	79
16.6	Entire Agreement	80
16.7	Waivers and Amendments	80
16.8	Governing Law	80
16.9	Binding Effect; Assignment	80
16.10	Articles and Sections	80
16.11	Interpretation	80
16.12	Severability of Provisions	81

16.13	Counterparts	81
16.14	No Personal Liability	81
16.15	No Third Party Beneficiaries	81
16.16	Delivery by Facsimile or PDF	81

Exhibits
Exhibit A	Form of Registration Rights Agreement

Schedules
Schedule I	Knowledge of Renova and EMYC
Schedule II	Ownership Structure and Operating Project Companies
Schedule III	[Intentionally Omitted]
Schedule IV	Target Working Capital Amount
Schedule V	Global Anti-Corruption Laws
Schedule VI	Remediation Items
Schedule 2.5	Independent Consultants Methodology
Schedule 12.1(a)	Laws

*	The schedules and exhibits to the Securities Swap Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K under the Securities Act of 1933, as amended. The Company will furnish copies of any exhibits or schedules to the U.S. Securities and Exchange Commission upon request.

v

SECURITIES SWAP AGREEMENT

This Securities Swap Agreement (this “Agreement”), is entered into as of July 15, 2015 (the “Effective Date”), by and among (1) TerraForm Global, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America (“EMYC”), (2) solely for the purposes of its obligations under Sections 10.15 and 16.4 of this Agreement, TerraForm Global, Inc., a corporation organized under the laws of the State of Delaware, United States of America (“TERG”), (3) solely for the purposes of its obligations under Section 16.3 of this Agreement, SunEdison, Inc., a corporation organized under the laws of the State of Delaware, United States of America (“SunEdison”), and (4) Renova Energia, S.A., a sociedade anonima (S.A.) organized under the laws of Brazil (“Renova”). EMYC, TERG, SunEdison and Renova are herein referred to individually as a “Party” and collectively, as the “Parties”.

WHEREAS, as set forth on Schedule II, Renova is the beneficial owner of record of no par value ordinary shares (the “Operating Project Company Shares”) of each of the Salvador Project Companies, each a company organized under the laws of Brazil (collectively, the “Operating Project Companies”);

WHEREAS, the Operating Project Company Shares represent, in each case, one hundred percent (100%) of the total issued and outstanding ordinary shares of each respective Operating Project Company;

WHEREAS, as of the date hereof, each Renova Holdco (as defined herein) is the direct owner of record of the relevant Operating Project Company Shares (as defined herein) set forth on Schedule II;

WHEREAS, prior to the Closing (as defined herein), Renova may complete a reorganization (the “Reorganization”), as a result of which some or all of the Operating Project Company Shares will be held by one or more New Renova Holdcos (as defined herein);

WHEREAS, (a) the Parties desire that Renova and EMYC (or a subsidiary of EMYC that is a sociedade anonima (S.A.) organized under the laws of Brazil (“EMYC Sub”)) swap the Swapped Securities (as defined herein) for shares of TERG Common Stock (as defined herein) held by EMYC (or EMYC Sub) at the time of Closing, and (b) the Parties desire to enter into the other transactions set forth herein (each, a “Transaction,” and collectively, the “Transactions”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Accounting Firm” shall have the meaning ascribed to such term in Section 2.4(a)(iv).

“Action” means any action, cause of action, claim (including cross-claim or counterclaim), charge, complaint, suit, hearing, proceeding, arbitration, demand, or official inquiry (whether civil, criminal, administrative, judicial, investigative, or appellate).

“Adjusted Base Case Annual Energy Production” shall have the meaning ascribed to such term in Section 2.5(a)(ii).

“Adjustment Time” means 12:01 a.m. Brazilian Standard Time on the Closing Date.

“Affiliate” means with respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person; provided that in the case of Renova, “Affiliate” shall mean only a Person Controlled by Renova.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Alto Sertão I” shall have the meaning ascribed to such term in Section 2.5(a)(i).

“Ancillary Agreements” means the Operational Energy Production Escrow Agreement, the Remediation Escrow Agreement and the Registration Rights Agreement.

“ANEEL” means the Brazilian Electricity Regulatory Agency (Agencia Nacional de Energia Electrica –ANEEL).

“Annual Average Energy Production” shall have the meaning ascribed to such term in Section 2.5(a)(i).

“Annual Energy Production Differential” shall have the meaning ascribed to such term in Section 2.5(b)(i).

“Applicable Reporting Standards” means, (i) with respect to Renova, International Financial Reporting Standards, and (ii) with respect to the Operating Project Companies, Brazilian GAAP.

“Appraisal Report” shall mean the appraisal reports (i) prepared at the direction of EMYC (or EMYC Sub) with respect to the TERG Common Stock and (ii) prepared at the direction of Renova with respect to the Closing Holdco Common Shares for the purposes of completing a Foreign Exchange Transaction, which report shall employ a same standard of value for all shares of stock involved in the Closing.

“Arbitral Tribunal” shall have the meaning ascribed to such term in Section 16.1(c).

“Asset Management Services” shall have the meaning ascribed to such term in Section 10.19.

“Audited Financial Statements” shall have the meaning ascribed to such term in Section 7.4(a).

“Base Case Annual Energy Production” shall have the meaning ascribed in such term in Section 2.5(a)(ii).

“Benefit Plan” means any employee benefit plan, arrangement, policy or commitment, including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock bonus, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, or employee fringe benefit program or arrangement, or other agreement or arrangement providing for employee remuneration or benefits.

“BNB” means Banco do Nordeste do Brasil S.A.

“BNDES” means Banco Nacional de Desenvolvimento Econômico e Social.

“Books and Records” means electronic or other copies of all files, documents, instruments, papers, organizational documents, books and records relating to the relevant Project Company, including as applicable its financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, minute books, stock or membership interest certificates and books, membership interest transfer ledgers, Contracts, Permits, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Brazilian Code of Civil Procedure” means Brazilian Federal Law No. 5,869/1973.

“Brazilian GAAP” means Brazilian generally accepted accounting principles.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or São Paulo, SP, Brazil are authorized or obligated by Law or executive order to close.

“Cash and Cash Equivalents” means, for the relevant Project Company (or Closing Holdco), the aggregate amount of (i) all cash credited to a bank account and readily available; (ii) all cash equivalents including but not limited to the net book value of all investments in money market and similar funds comprised substantially of marketable securities which can be converted into cash; and (iii) reserve accounts, including but not limited to O&M reserve account and debt service reserve account as well as the special reserve account related to BNDES, BNB and any other financial institution or similar governmental entity, all of which shall be determined in accordance with methodologies and procedures reasonably satisfactory to the Parties and Applicable Reporting Standards and consistent with the historical practices of the applicable Project Company (or Closing Holdco). For the avoidance of doubt, the definition of Cash and Cash Equivalents shall include, as of any date of determination, any cash recorded on the balance sheet of the relevant Project Company (or Closing Holdco) as a result of, or in connection with, agreements entered into with BNDES, BNB and any other financial institution or similar governmental entity.

“CCBC” means the Center of The Brazil-Canada Chamber of Commerce in São Paulo, Brazil.

“CCEE” means the Power Commercialization Chamber (Cámara de Comercialização de Energia Elétrica).

“CDI” means the average rate of interbank deposits denominated “Taxa DI - operações extra grupo”, expressed in an annual percentage, based on a 252-day year, as published daily by CETIP S.A. - Mercados Organizados.

“Claim Notice” has the meaning ascribed to such term in Section 15.3(a).

“Closing” shall have the meaning ascribed to such term in Section 3.1.

“Closing Date” shall have the meaning ascribed to such term in Section 3.1.

“Closing Date Remediation Amount” shall have the meaning ascribed to such term in Section 10.22.

“Closing Date Swap Value” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date Swap Value Statement” shall have the meaning ascribed to such term in Section 2.2.

“Closing Holdco” means each Renova Holdco or New Renova Holdco that, directly or indirectly, holds Operating Project Company Shares as of the Closing.

“Closing Holdco Swap Value” shall have the meaning ascribed to such term in Section 2.2(d).

“Closing Net Indebtedness” means the aggregate amount of Net Indebtedness of the relevant Project Company (or Closing Holdco) as of the Adjustment Time, determined in accordance with methodologies and procedures reasonably satisfactory to the Parties and Applicable Reporting Standards and consistent with the historical practices of the applicable Project Company (or Closing Holdco), and without taking into account any transactions taken by EMYC or its Affiliates on or after the Closing.

“Closing Working Capital” means the Net Working Capital of the relevant Project Company as of the Adjustment Time, determined in accordance with methodologies and procedures reasonably satisfactory to the Parties and Applicable Reporting Standards and consistent with the historical practices of the applicable Project Company, and without taking into account any transactions taken by EMYC or its Affiliates on or after the Closing.

“Commercial Operation” means the official statement of ANEEL recognizing that (i) a project is complete, has completed operation on tests successfully and must start commercial operation, at full capacity, by way of making power generation available to the power grid or (ii) a project is complete but cannot be interconnected solely due to delays in the completion of transmission facilities of Third Parties, and that shall as a result be entitled to start receiving, in full, revenues under the applicable Power Purchase Agreement in such a way as if fully delivering the contracted amounts of electrical energy, provided that the relevant Project Company shall not be required, as a result, to acquire electrical energy in order to deliver under said Power Purchase Agreement.

“Condemnation” means any taking of the Real Property in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation or any temporary condemnation or confiscation of the use or occupancy of the Real Property by any Governmental Bodies, civil or military, whether pursuant to an agreement with such Governmental Bodies in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Condition Monitoring System” or “CMS” means equipment used to monitor the performance and reliability of the wind turbines and certain parameters and conditions affecting such performance and reliability.

“Confidential Information” shall have the meaning ascribed to such term in Section 10.1(a)(ii).

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 10.1(a)(i).

“Connection Agreements” means, in relation to any Project, as applicable, the transmission agreement or distribution agreement and the grid connection agreement pertaining to such Project as set forth in Section 7.15(a) of the Renova Disclosure Letter.

“Consistent Operation” shall have the meaning ascribed to such term in Section 2.5(a)(vi).

“Contract” means any binding agreement, lease, license, option, guaranty, evidence of indebtedness, mortgage, indenture, security agreement, performance or payment bond, promissory note, letter of credit, hedging agreement, undertaking or other contract.

“Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to directly or indirectly direct or cause the direction of management or policies of B whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise; and, for certainty and without limitation, if A owns or has control over shares to which are attached more than fifty percent (50%) of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose, and the terms “Controlling,” “Controlled by” and “under common Control with” have the corresponding meaning. Notwithstanding the foregoing, no equity holder of Renova shall be deemed to “Control” Renova for the purposes of this Agreement.

“CVM” means the Securities and Exchange Commission of Brazil (Comissão de Valores Mobiliarios-CVM).

“Debarred Parties” means Persons included on a list maintained by the U.S. State Department’s Directorate of Defense Trade Controls identifying those persons and entities prohibited from participating directly or indirectly in the export of defense articles or in the furnishing of defense services.

“Deductible” shall have the meaning ascribed to such term in Section 15.4(b)(i).

“Denied Parties” means Persons included on a list, referenced in Supplement No. 2 to Part 764 of the Export Administration Regulations (15 C.F.R. 764), of specific persons that have been denied export privileges, in whole or in part. The full text of each order denying export privileges is published in the Federal Register.

“Development Assets Agreement” means the Option Agreement for Development Assets and Development Project Companies, entered into by EMYC and Renova as of the Effective Date.

“Dispute Notice” shall have the meaning ascribed to such term in Section 2.4(a)(ii).

“Disputed Item” shall have the meaning ascribed to such term in Section 2.4(a)(ii).

“Dollar” or “US$” means the lawful currency of the United State of America.

“Effective Date” shall have the meaning ascribed to such term in the Preamble.

“Eletrobrás” means Centrais Electricas Brasileiras S.A.

“EMYC” shall have the meaning ascribed to such term in the Preamble.

“EMYC Confidential Information” shall have the meaning ascribed to such term in Section 10.1(a)(i).

“EMYC Consents and Notices” shall have the meaning ascribed to such term in Section 9.3(b).

“EMYC Disclosure Letter” means the disclosure schedules attached to this Agreement containing EMYC’s disclosure letters with respect to this Agreement.

“EMYC Fundamental Representations” means the Representations and Warranties of EMYC set forth in Section 9.1 (Due Incorporation and Authority), Section 9.2 (Authority to Execute and Perform Agreement), Section 9.3(a) (No Conflict with Organizational Documents), Section 9.4 (Brokers), Section 9.6 (Availability of Funds), Section 9.7 (Antitrust Filing Thresholds) and Section 9.8 (TERG Common Stock).

“EMYC Indemnified Parties” shall have the meaning ascribed to such term in Section 15.1.

“EMYC Parties” shall have the meaning ascribed to such term in Section 15.5.

“EMYC Sub” shall have the meaning ascribed to such term in the Recitals.

“Environmental Laws” shall have the meaning ascribed to such term in Section 7.13(a).

“EPC Contract” means the engineering, procurement and construction contract pursuant to which the relevant Project has been constructed as set forth in Section 7.15(a) of the Renova Disclosure Letter.

“Escrow Agent” means the escrow agent under the Operational Energy Production Escrow Agreement or the Remediation Escrow Agreement, as applicable, or its permitted successor.

“Escrow Amount” means the amount then remaining in the Operational Energy Production Escrow Account or the Remediation Escrow Account, as applicable.

“Exchange Rate” means the average of the prevailing official buy and sell rates of foreign exchange of US Dollars to Reais as made available by the Central Bank of Brazil at market close on the Business Day immediately prior to the date of determination.

“Final Swap Value” means a Swap Value as finally determined in accordance with Section 2.4(a).

“Finance Documents” means the short-term loans, long-term loans, credit agreements, promissory notes, or such similar agreement and all security agreements and other documents related thereto with respect to the relevant Project, set forth on Section 1.1(a) of the Renova Disclosure Letter.

“Financial Statements Date” shall have the meaning ascribed to such term in Section 7.5.

“Foreign Exchange Transactions” shall have the meaning ascribed to such term in Section 12.1(e).

“Fundamental Representations” means, collectively, the EMYC Fundamental Representations and the Renova Fundamental Representations.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Generally Accepted Industry Practices” means, in connection with the ownership, operation, repair and maintenance of power generation systems of a type and size and having geographical and climatic attributes similar to the relevant Project, those practices, methods, specifications and standards of safety, performance, dependability, efficiency and economy generally recognized by industry members in Brazil as good and proper, and such other practices, methods or acts which, in the exercise of reasonable judgment by those reasonably experienced in the industry in light of the facts known at the time a decision is made, would be expected to accomplish the result intended at a reasonable cost and consistent with applicable Laws, reliability, safety and expedition.

“Global Anti-Corruption Laws” means any applicable Law set forth on Schedule V.

“Governing Body” means (i) with respect to a corporation, the board of directors of such corporation, (ii) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (iii) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s partner) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director.

“Government Official” means (i) an officer or employee of a Governmental Body agency, ministry, or instrumentality, (ii) an officer or employee of a government-owned or controlled entity, (iii) an officer or employee of a public international organization, or (iv) a political party official or candidate for political office.

“Governmental Body” means any federal, national, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, agency, authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question, including for the avoidance of doubt, CCEE and ONS.

“Hazardous Substances” means any hazardous or toxic substance, waste or material, including petroleum and its byproducts, gases derived from petroleum, sub-products and other hydrocarbons regulated according to Environmental Laws.

“Indebtedness” means (i) indebtedness for borrowed money, (ii) amounts owing for any conditional sale, or other title retention Contract, or for the deferred purchase price for the purchase of any property, (iii) indebtedness evidenced by any bond, debenture, note, mortgage, fiduciary assignment, indenture or other debt instrument or debt security, (iv) overdue accounts payable to trade creditors and other accrued expenses, in each case not arising in the ordinary course, (v) any obligations with respect to a lease which are required by the Applicable Reporting Standards to be recorded on the balance sheet of the applicable Person, (vi) amounts owing under any factoring, reverse factoring, or similar facility or arrangement, whether or not on the balance sheet of the applicable Person, (vii) Liabilities secured by any Liens, (viii) all Liabilities, contingent or otherwise, as an account party in respect of letters of credit, standby letters of credit, performance bonds, and letters of guarantee, (ix) all cash overdrafts, (x) all obligations, contingent or otherwise, in respect of bankers’ acceptances, (xi) Liabilities relating to or arising out of any interest rate swap, forward contract or other hedging or derivative arrangement, (xii) refundable grants from any Governmental Body, (xiii) without duplication, guarantees or keep-wells with respect to any Liability, indebtedness or obligation of a type described in clauses (i) through (xii), and (xiv) any accrued interest on any of the foregoing.

“Indemnified Party” has the meaning ascribed to such term in Section 15.3(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 15.3(a).

“Independent Consultants” means two of the three following Persons jointly selected by Renova and EMYC within thirty (30) days after the Effective Date: DNV GL, AWS TruePower and 3Tier.

“Initial Renova Appointed Director” shall have the meaning ascribed to such term in Section 10.15(a).

“Intellectual Property” means, with respect to a Person, all intellectual property, whether arising under statute or common law, including patents, patent applications, copyrights, copyright applications, trade secrets, know-how, trademarks and service marks, trademark and service mark applications, trade names, software and internet domain names owned or filed by such Person as of the date hereof.

“Intercompany Payable” means any payables or Liabilities owing by a Project Company to any Related Party.

“Intercompany Receivable” means any receivables of a Project Company against any Related Party.

“Interim Period” shall have the meaning ascribed to such term in Section 10.8(a).

“Knowledge” means, with respect to Renova, the actual knowledge of the individuals set forth on Schedule I(a), and the knowledge that such individuals would reasonably be expected to have upon making due and reasonable inquiry; and with respect to EMYC, the actual knowledge of the individuals set forth on Schedule I(b), and the knowledge that such individuals would reasonably be expected to have upon making due and reasonable inquiry.

“Laws” means any applicable federal, national, regional, state, local or foreign law, including any common law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, injunction, writ or similar action or decision of the foregoing by any Governmental Body, and includes all applicable Permits.

“Leased Property” means, individually or collectively as the context requires, all of the real estate interests with respect to a particular Project that the applicable Project Company holds pursuant to (i) lease agreements where the relevant Project Company is the lessee, (ii) easement agreements where the relevant Project Company is the grantee, and (iii) license agreements where the relevant Project Company is the licensee.

“Liabilities” means all Indebtedness, other obligations and other liabilities of a Person (whether known, asserted, liquidated, absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Liens” means, with respect to any property or assets, any mortgage, pledge, security interest, charge, lien, deed of trust, fiduciary assignment (alienação fiduciária, under Brazilian Law) or other encumbrance in respect of such property or assets or other limitation pursuant to applicable Law or Contract on the use of such property or asset.

“Losses” shall have the meaning ascribed to such term in Section 15.1.

“Material Adverse Effect” means any effect that is, or, based on the facts and circumstances, would be reasonably likely to be materially adverse to the financial condition, business, results of operations, or Properties of the relevant Project Company taken as a whole, except that “Material Adverse Effect” shall not include changes, events, circumstances, conditions or effects that result from or are consequences of (i) changes in any Laws, or in the construction of any Laws, or interpretations thereof or any new Laws (including Tax and Environmental Laws) adopted or approved by any Governmental Body; (ii) changes in general regulatory or political conditions, including any acts of war or terrorist activities or changes imposed by a Governmental Body associated with national security; (iii) changes in national, regional, state or local electric transmission or distribution systems or the operation thereof; (iv) national, regional, state or local changes in wholesale or retail electric power markets; (v) changes in general national, regional or local economic or financial conditions (in the case of each of the immediately preceding clauses (i) through (v), unless any such effect impacts such Project Company in a disproportionate manner relative to other wind, solar or hydro, as applicable, electric power generation companies operating in Brazil); (vi) natural disasters, calamities, “acts of God” or other “force majeure” events affecting national, regional, state or local matters; and (vii) the announcement or performance of this Agreement and the Transactions contemplated hereby or any effects or conditions proximately caused by, or resulting from, the announcement or performance of this Agreement or the Transaction contemplated hereby; provided, however, that such announcement was made in accordance with and subject to the terms of this Agreement; (viii) any action or omission of Renova or such Project Company or any of their Affiliates taken in compliance with or as required by this Agreement or at the written request or consent of EMYC, contemplated by this Agreement or otherwise required by Law; (ix) the failure of Renova or any Project Company to meet projections or forecasts for any period (but, for the avoidance of doubt, not the underlying cause of any such failure); and (x) changes or effects that arise out of or are attributable to the express acts of EMYC or any of its Affiliates (but, for the avoidance of doubt, not any refusal by EMYC to grant a consent to any action of Renova under this Agreement or any other agreement unless such refusal was made in bad faith or for the purpose of triggering a Material Adverse Effect).

“Material Contracts” shall have the meaning ascribed to such term in Section 7.15(a).

“Material Land Use Restriction” means any agreement, instrument, document, easement, servitude, transfer restriction, encumbrance, condition or any other restriction or limitation on the use of Real Property, that would prohibit or prevent in any material respect the relevant Project located on the related Real Property from continuing to operate in accordance with past practice.

“MME” means the Brazilian Ministry for Mines and Energy.

“Net Indebtedness” means (i) the aggregate of all Indebtedness (ii) minus Cash and Cash Equivalents.

“Net Working Capital” means, with respect to the relevant Project Company as of any time, the aggregate amount of current assets (other than Cash and Cash Equivalents) of such Project Company as of such time minus the aggregate amount of current liabilities of such Project Company as of such time (excluding Indebtedness and accounts payable to Eletrobrás), determined in accordance with the methodologies and procedures reasonably satisfactory to the Parties and Applicable Reporting Standards and consistent with the historical practices of the applicable Project Company.

“New Renova Holdco” means a direct or indirect Subsidiary of Renova, organized under the laws of Brazil, to which, at or prior to the Closing, will be transferred, directly or indirectly, Operating Project Company Shares.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“One Year Operational Date” shall have the meaning ascribed to such term in Section 2.5(a)(i).

“ONS” means the Brazilian National Grid Operator (Operador Nacional do Sistema).

“Operating Project Companies” shall have the meaning ascribed to such term in the Recitals.

“Operating Project Company Shares” shall have the meaning ascribed to such term in the Recitals.

“Operating Project Consents and Notices” shall have the meaning ascribed to such term in Section 7.14(c).

“Operating Projects” means the Salvador Projects.

“Operational Adjustment” shall have the meaning ascribed to such term in Section 2.5.

“Operational Energy Determination Date” shall have the meaning ascribed to such term in Section 2.5(a)(i).

“Operational Energy Production Adjustment Amount” shall have the meaning ascribed to such term in Section 2.5(b)(iii).

“Operational Energy Production Escrow Account” means the escrow account established pursuant to Section 2.5.

“Operational Energy Production Escrow Agreement” means the escrow agreement governing the Operational Energy Production Escrow Account, the form of which shall be mutually agreed upon by Renova and EMYC within thirty (30) days after the Effective Date.

“Orders” means any applicable orders, judgments, injunctions, awards, decrees or writs of any Governmental Body.

“Other Closing” means the “Closing” as defined in the Other Renova Agreement.

“Other Renova Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, by and among EMYC, SunEdison and Renova, with respect to the Bahia Projects (as defined in the Other Renova Agreement).

“Owned Property” means, individually or collectively as the context requires, all of the real estate interests with respect to the relevant Project where the relevant Project Company is the legal owner.

“Party” or “Parties” shall have the meaning ascribed to such term in the Preamble.

“Percentage Shortfall” shall have the meaning ascribed to such term in Section 2.5(b)(ii).

“Permits” shall have the meaning ascribed to such term in Section 7.9.

“Permitted Liens” means (i) Liens for Taxes and assessments not yet due and payable or not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and statutory liens and rights in rem and other similar Liens arising or incurred in the ordinary and usual course of business, (iii) zoning, entitlement and other land use and environmental regulations by Governmental Bodies, (iv) easements, covenants, conditions, restrictions, agreements, states of fact, rights of way and other matters or encumbrances of record, (v) leases and subleases to Third Party tenants, (vi) Liens affecting a lessor’s or licensor’s interest in personal property leased or licensed to the applicable Project Company, (vii) Liens registered by any lessor or licensor of personal property to the applicable Project Company or by any creditor of the Company, (viii) licenses for Intellectual Property and (ix) the Liens set forth on Section 1.1(c) of the Renova Disclosure Letter; provided that for purposes of Section 2.1(a), only clause (ix) shall constitute a Permitted Lien.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Phase II Agreement” means the Securities Swap Agreement, entered into by EMYC, TERG, SunEdison and Renova as of the Effective Date.

“Post-Closing Swap Value Statement” shall have the meaning ascribed to such term in Section 2.4(a)(i).

“Power Purchase Agreement” means the power purchase agreement concluded between the relevant Project Company and relevant offtaker in respect of the relevant Project as set forth in Section 7.15(a) of the Renova Disclosure Letter.

“Pre-Closing Period” shall have the meaning ascribed to such term in Section 11.5(a).

“Pre-Closing Period Contest” shall have the meaning ascribed to such term in Section 11.5(a).

“Pre-Effective Date Board Approvals” means the approvals issued by the board of directors of Renova prior to the Effective Date that are set forth in Section 10.12(c)(i) of the Renova Disclosure Letter.

“Project” or “Projects” means each or all of, as the context requires, the Operating Projects.

“Project Companies” means each or all of, as the context requires, the Operating Project Companies.

“Project Company Leases” shall have the meaning ascribed to such term in Section 7.16(c).

“Project Company Properties” shall have the meaning ascribed to such term in Section 7.16(b).

“Project Company Shareholders’ Agreement” means, with respect to the relevant Project Company, the shareholders, consortium or similar agreement with respect to any Project Company or Project between Renova and the other members of the relevant Project Company or Project, as set forth in Section 7.15(a) of the Renova Disclosure Letter.

“Project Documents” means with respect to the relevant Project, any Power Purchase Agreement, Connection Agreement, EPC Contract, and any other Material Contract.

“Project Organizational Documents” shall have the meaning ascribed to such term in Section 7.1(b).

“Project Upgrades” shall have the meaning ascribed to such term in Section 2.5(a)(ii).

“Properties” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated).

“Qualifying Loss” means any individual indemnifiable Loss or series of related Losses in excess of US$50,000.

“R$” or “Reais” means the lawful currency of Brazil.

“Real Estate Due Diligence Period” shall have the meaning ascribed to such term in Section 10.5.

“Real Property” means with respect to the relevant Project, collectively the Leased Property and any Owned Property.

“Real Property Objection” shall have the meaning ascribed to such term in Section 10.5.

“Registration Rights Agreement” means the registration rights agreement attached hereto as Exhibit A.

“Related Party” means (i) Renova, (ii) any Affiliate of Renova, (iii) any joint venture, partnership or other similar entity in which Renova is a member, partner or interest holder (iv) any director or manager of the relevant Project Company designated by Renova or by any of its Affiliates, or (v) any family member of any of the foregoing that are natural persons.

“Remediation Cap” means US$4,700,000.

“Remediation Escrow Account” means the escrow account established pursuant to Section 10.22.

“Remediation Escrow Agreement” means the escrow agreement governing the Remediation Escrow Account, the form of which shall be mutually agreed upon by Renova and EMYC within thirty (30) days after the Effective Date.

“Remediation Items” shall have the meaning ascribed to such term in Section 10.22.

“Renova” shall have the meaning ascribed to such term in the Preamble.

“Renova Appointed Director” shall have the meaning ascribed to such term in Section 10.15(b).

“Renova Confidential Information” shall have the meaning ascribed to such term in Section 10.1(a)(ii).

“Renova Disclosure Letter” means the disclosure schedules attached to this Agreement containing Renova’s disclosure letters with respect to this Agreement.

“Renova Fundamental Representations” shall mean the Representations and Warranties of Renova set forth in Section 6.1 (Title to the Swapped Securities and Operating Project Company Shares), Section 6.2 (Authority to Execute and Perform Agreement), Section 7.1 (Due Authorization; Qualification), Section 7.3 (Equity Interests), Section 7.10(e) (Regulatory Status) and Section 7.20 (Brokers).

“Renova Holdco” means each direct or indirect Subsidiary of Renova that, directly or indirectly, holds Operating Project Company Shares on the date hereof, as set forth on Schedule II.

“Renova Indemnified Parties” shall have the meaning ascribed to such term in Section 15.2.

“Renova Parties” shall have the meaning ascribed to such term in Section 15.5.

“Reorganization” shall have the meaning ascribed to such term in the Recitals.

“Representations and Warranties” means the representations and Warranties of the relevant Party set forth in Article 6, Article 7 or Article 9, as applicable.

“Representative” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, accountants, financial advisers, engineers and consultants.

“Resolution Period” shall have the meaning ascribed to such term in Section 2.4(a)(iv).

“Salvador Project Companies” means the relevant Project Companies as described in greater detail in Schedule II.

“Salvador Projects” means the wind energy facilities owned by the relevant Salvador Project Companies.

“Salvador Swap Value” shall have the meaning ascribed to such term in Section 2.2(a).

“Sanctioned Person” means a Person that is, or that is owned or controlled by a Person that is: (i) located in, incorporated or organized under the Laws of, a resident of, or Governmental Body of, any Sanctioned Territory; (ii) subject to sanctions or trade control restrictions under lists maintained by Brazil, the United States, the United Nations, the European Union, the United Kingdom or other countries, including the EU’s “Consolidated list of persons, groups and entities subject to EU financial sanctions,” OFAC’s list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders list, sanctioned parties under the U.S. State Department’s Nonproliferation Sanctions programs, Denied Parties, Debarred Parties, the U.S. Entities Lists, and equivalent lists of restricted or prohibited parties maintained under applicable Laws of other countries; or (iii) otherwise a target of Sanctions Laws.

“Sanctioned Territory” means any country or territory subject to economic sanctions or trade restrictions of Brazil, the United States, the United Kingdom, the European Union, or the United Nations that generally prohibit or restrict all dealings with such country (which may include Cuba, the Crimea Region of Ukraine, Iran, North Korea, Sudan, and Syria).

“Sanctions Laws” means the economic sanctions Laws enacted or enforced by Brazil, OFAC, the U.S. Department of State, any other U.S. Governmental Body, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, Her Majesty’s Treasury of the United Kingdom, and any (other) Governmental Body which administers economic or financial sanctions applicable to Renova or any Project Company.

“SEC” means the United States Securities and Exchange Commission, or its successor thereto.

“Straddle Period” shall have the meaning ascribed to such term in Section 11.2(a).

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which such Person has a direct or indirect equity or ownership interest in excess of fifty percent (50%) or which such Person otherwise Controls.

“SunEdison” shall have the meaning ascribed to such term in the Preamble.

“Swap Value” means the aggregate amount payable by EMYC (or EMYC Sub) in shares of TERG Common Stock as consideration for the swap of the Swapped Securities by Renova in connection with the Closing, which shall be the sum of the Salvador Swap Value and the Closing Holdco Swap Value.

“Swapped Securities” means all of the issued and outstanding ordinary shares of each Closing Holdco which are transferred to EMYC or EMYC Sub in the swap contemplated by this Agreement.

“Target Working Capital” means the amounts set forth in Schedule IV with respect to each Operating Project Company.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements or other documents supplied or required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” and “Tax” means any and all national, federal, state, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Taxing Authority” means, with respect to any Tax, the Governmental Body that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Body.

“TERG” shall have the meaning ascribed to such term in the Preamble.

“TERG Change in Control” means any of the following: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of TERG to any Person or group of related Persons for purposes of Section 13(d) of the 1934 Act (a “Group”), together with any affiliates thereof other than SunEdison and its Affiliates; (ii) the commencement of the liquidation or dissolution of TERG that occurs following the approval by the holders of capital stock of TERG of any plan or proposal for such liquidation or dissolution of TERG; (iii) any Person or Group (other than SunEdison and its Affiliates) shall become the beneficial owner (within the meaning of Section 13(d) of the 1934 Act), directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors, managers or trustees of TERG and such Person or Group actually has the power to vote such shares in any such election; (iv) if SunEdison, together with its Affiliates, ceases to be the largest holder of voting power of TERG; (v) the replacement of a majority of the board of directors of TERG over a two-year period from the directors who constituted the board of directors of TERG at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of TERG then still in office who were members of such board of directors at the beginning of such period; or (vi) a merger or consolidation of TERG with another Person in which holders of TERG Common Stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than fifty percent (50%) of the common equity interest in the surviving corporation in such transaction.

“TERG Common Stock” means the Class A common stock, par value US$0.01 per share, of TERG.

“TERG IPO” means the closing of a firm commitment underwritten public offering by TERG of TERG Common Stock or other common equity of TERG (which shall be listed on a national securities exchange) pursuant to an effective registration statement under the 1933 Act, the gross proceeds of which are at least US$350,000,000.

“TERG Material Adverse Effect” means any effect that is, or would be reasonably expected to be materially adverse to the financial condition, business, results of operations, or Properties of TERG, except that “TERG Material Adverse Effect” shall not include changes, events, circumstances, conditions or effects that result from: (i) changes in any Laws or any new Laws (including Environmental Laws) adopted or approved by any Governmental Body; (ii) changes in general regulatory or political conditions, including any acts of war or terrorist activities or changes imposed by a Governmental Body associated with national security; (iii) changes in national, regional, state or local electric transmission or distribution systems or the operation thereof; (iv) national, regional, state or local changes in wholesale or retail electric power markets; (v) changes in general national, regional or local economic or financial conditions (in the case of each of the immediately preceding clauses (i) through (v), unless any such effect impacts TERG in a disproportionate manner relative to other holding companies of renewable energy power generating facilities operating in the markets in which TERG operates (but only to the extent of the incremental disproportionate impact on TERG);

(vi) natural disasters, calamities, “acts of God” or other “force majeure” events affecting national, regional, state or local matters; (vii) the announcement of this Agreement and the Transactions contemplated hereby or any effects or conditions proximately caused by, or resulting from, the announcement of this Agreement or the Transaction contemplated hereby; provided, however, that such announcement was made in accordance with and subject to the terms of this Agreement; and (viii) any failure by TERG to meet any projections or forecasts for any period occurring on or after the date hereof (but, for the avoidance of doubt, not the underlying cause of any such failure).

“Third Consultant” means the Person that is not jointly selected by Renova and EMYC under the definition of “Independent Consultants.”

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Trading Day” means any day on which the NASDAQ Stock Market (or such other exchange on which the TERG Common Stock is then primarily traded) is open for a regular trading session.

“Transfer Restriction Period” shall have the meaning ascribed to such term in Section 10.14(a).

“Transaction” or “Transactions” shall have the meaning ascribed to such term in the Recitals.

“Transaction Documents” means this Agreement together with the Ancillary Agreements and any notices, applications, certificates, receipts or other agreements or acknowledgments to be executed in accordance with the terms set forth herein or therein.

“Weighted Average Price” means, for any Trading Day, the volume-weighted average price per share of TERG Common Stock for the regular trading session (including any extensions thereof) of the NASDAQ Stock Market on such Trading Day (without regard to pre-open or after hours trading outside of such regular trading session for such Trading Day), as published by Bloomberg at 4:30 p.m. EST (or 15 minutes following the end of any extension of the regular trading session) on such Trading Day, on Bloomberg page “GLBL <Equity> AQR” (or any successor thereto).

“Unresolved Items” shall have the meaning ascribed to such term in Section 2.4(a)(iv).

1.2 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” References to “days” means calendar days. The terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole. Accounting terms have the meanings given to them under IFRS, and in any cases in which there exist elective options or choices in IFRS determinations relating to the relevant

Project Company or the relevant Project, or where management discretion is permitted in classification, standards or other aspects of IFRS related determinations relating to the relevant Project Company or the relevant Project, the historical accounting principles and practices of the relevant Project Company or the relevant Project, as applicable, shall continue to be applied on a consistent basis. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

ARTICLE 2

SWAP OF SWAPPED SECURITIES; SWAP VALUE

2.1 Swap of Swapped Securities for Shares of TERG Common Stock.

(a) Subject to the terms and conditions of this Agreement, upon the Closing, Renova shall, or shall cause one or more of its Affiliates to, swap all of the Swapped Securities, free and clear of all Liens except for Permitted Liens, with EMYC (or EMYC Sub) in exchange for shares of TERG Common Stock held by EMYC (or EMYC Sub) as further described in this Article 2.

(b) At least thirty (30) calendar days prior to the Closing, EMYC will notify Renova if it intends for EMYC Sub to be the acquirer of the applicable Swapped Securities. In such event, EMYC shall use commercially reasonable efforts to register such entity before the Brazilian Central Bank in order to allow for EMYC to deliver shares of TERG Common Stock. In the event that such Transaction cannot be so registered, EMYC shall use commercially reasonable efforts to substitute another wholly owned subsidiary of EMYC formed under the laws of a country other than Brazil.

2.2 Calculation of Closing Date Swap Value. At least 10 Business Days prior to the Closing Date, Renova shall deliver to EMYC a statement (the “Closing Date Swap Value Statement”) setting forth Renova’s estimates of Closing Working Capital and Closing Net Indebtedness for each of the Salvador Project Companies and the Closing Net Indebtedness of each Closing Holdco, together with a calculation of the Swap Value as of the Closing Date (such estimate, the “Closing Date Swap Value”), which estimates shall be prepared in good faith in accordance with Renova’s Applicable Reporting Standards and shall be accompanied by reasonably detailed supporting documentation, consistent with the historical principles, methodologies and assumptions used by the Project Companies.

(a) The swap value for the swap, transfer, assignment, conveyance and delivery described in Section 2.1(a) with respect to the Salvador Project Companies (the “Salvador Swap Value”) is: (A) R$1,026,000,000, plus (B) the amount (if any) by which the Salvador Project Companies’ estimated Closing Working Capital exceeds Target Working Capital, minus (C) the amount (if any) by which Target Working Capital exceeds the Salvador Project Companies’ estimated Closing Working Capital, minus (D) the amount by which the Salvador Project Companies’ estimated Closing Net Indebtedness exceeds R$428,000,000, and plus (E) the amount by which R$428,000,000 exceeds the Salvador Project Companies’ estimated Closing Net Indebtedness.

(b) [Intentionally omitted.]

(c) [Intentionally omitted.]

(d) The swap value for the swap, transfer, assignment, conveyance and delivery described in Section 2.1(a) with respect to each Closing Holdco (each, a “Closing Holdco Swap Value”) is R$0 minus the amount of such Closing Holdco’s estimated Closing Net Indebtedness.

2.3 Transfers at Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing, EMYC (or EMYC Sub) shall transfer to Renova or deposit into the Remediation Escrow Account or the Operational Energy Production Escrow Account the following consideration:

(a) A number of previously issued shares of TERG Common Stock held by EMYC (or EMYC Sub) at the price per share paid by public investors for TERG Common Stock in the TERG IPO (rounded down to the nearest whole share) equal to the Closing Date Remediation Amount to be transferred to Renova and deposited into the Remediation Escrow Account;

(b) A number of previously issued shares of TERG Common Stock held by EMYC (or EMYC Sub) at the price per share paid by public investors for TERG Common Stock in the TERG IPO (rounded down to the nearest whole share) equal to the US$ equivalent of the Operational Energy Production Adjustment Amount, based upon the Exchange Rate, to be transferred to Renova and deposited into the Operational Energy Production Escrow Account; and

(c) A number of previously issued shares of TERG Common Stock held by EMYC (or EMYC Sub) equal to the quotient obtained by dividing (i) the US$ equivalent of the Swap Value, based upon the Exchange Rate, less the aggregate amount set forth in Sections 2.3(a) and 2.3(b) above, by (ii) the price per share paid by public investors for TERG Common Stock in the TERG IPO (rounded down to the nearest whole share), to be transferred to Renova.

2.4 Post-Closing Adjustment to Swap Value.

(a) Closing Statements.

(i) As promptly as practicable following the Closing Date, but in any event within sixty (60) days thereafter, EMYC shall deliver to Renova a statement (the “Post-Closing Swap Value Statement”) setting forth EMYC’s determination of the actual amounts of Closing Working Capital and Closing Net Indebtedness for each of the Salvador Project Companies and the Closing Net Indebtedness of each Closing Holdco, together with a calculation of the Swap Value on a basis consistent with that employed in the preparation of the Closing Date Swap Value Statement, and using the principles, methodologies and assumptions used to calculate the Closing Date Swap Value and audited financial statements of the Salvador Project Companies.

(ii) The Swap Value set forth in the Post-Closing Swap Value Statement shall become final, conclusive and binding upon Renova and EMYC on the forty-fifth (45th) day following EMYC’s delivery to Renova of the Post-Closing Swap Value Statement unless on or prior to such forty-fifth (45th) day Renova delivers to EMYC a written notice (a “Dispute Notice”) stating that Renova disputes one or more items contained in the Post-Closing Swap Value Statement (a “Disputed Item”) and specifying in reasonable detail the good faith basis for each Disputed Item.

(iii) EMYC shall provide to Renova, during normal business hours, reasonable access to the books and records of the Project Companies as Renova may reasonably request in connection with Renova’s review of the Post-Closing Swap Value Statement, both in order to decide whether to deliver a Dispute Notice and following delivery of any such notice, in each case subject to compliance with the customary procedures or release of such work papers, including a customary confidentiality agreement.

(iv) If Renova timely delivers a Dispute Notice, then EMYC and Renova shall seek in good faith to resolve the Disputed Items during the thirty (30)-day period following the date EMYC receives the Dispute Notice (the “Resolution Period”). If EMYC and Renova reach agreement with respect to any Disputed Items, EMYC shall revise the Post-Closing Swap Value Statement to reflect such agreement. If EMYC and Renova are unable to resolve all Disputed Items during the Resolution Period, then, at the request of either, EMYC and Renova shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to an independent certified public accounting firm that is mutually agreed upon by EMYC and Renova (the “Accounting Firm”) who will act as an expert and not as an arbitrator. In the event that Renova and EMYC are not able to reach an agreement for the appointment of the Accounting Firm, the Accounting Firm shall be appointed by raffle among the following auditing firms: KPMG LLP, Deloitte & Touche LLP, Ernst & Young LLP and PricewaterhouseCoopers LLP; provided that any of the foregoing accounting firms that at such time has a relevant commercial relationship with any Party (or any Affiliate of SunEdison) at the time of the raffle shall be excluded, unless otherwise agreed by Renova and EMYC. Should the selected auditing firm not accept the appointment within the five (5) Business Days after it has received communication of such appointment, a new raffle will occur among the remaining auditing firms listed above.

(v) EMYC and Renova shall use their commercially reasonable efforts to cause the Accounting Firm to issue its written determination regarding the Unresolved Items within thirty (30) days after such items are submitted for review. The Accounting Firm shall be instructed to make a determination as to the amount of each Unresolved Item (but no other matter) in a manner consistent with this Section 2.4(a) and the Post-Closing Swap Value Statement shall be revised to reflect such determination. With respect to each Unresolved Item, such determination, if not in accordance with the position of either Renova or EMYC, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Renova in the Dispute Notice or EMYC in the Post-

Closing Swap Value Statement with respect to such Unresolved Item. For the avoidance of doubt, the Accounting Firm shall not review any line items or make any determination with respect to any matter other than the Unresolved Items. Each of Renova and EMYC shall use its commercially reasonable efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Items as the Accounting Firm may reasonably request (subject to compliance with the customary procedures or release of such work papers, including a customary confidentiality agreement).

(vi) The determination of the Swap Value and the revised Post-Closing Swap Value Statement by the Accounting Firm shall be final, conclusive and binding upon EMYC and Renova absent manifest error, and such revised Post-Closing Swap Value Statement shall be used for purposes of determining any Post-Closing Adjustment pursuant to Section 2.4(b). The fees, costs and expenses of the Accounting Firm shall be allocated between EMYC and Renova in inverse proportion to the extent to which each of EMYC and Renova prevails on the Disputed Items.

(b) Post-Closing Adjustment.

(i) If the Final Swap Value is more than the Closing Date Swap Value, then EMYC (or EMYC Sub) shall transfer and deliver to Renova an amount equal to the excess of the Final Swap Value over the Closing Date Swap Value.

(ii) If the Closing Date Swap Value is more than the Final Swap Value, then Renova shall return to EMYC (or EMYC Sub) an amount equal to the excess of the Closing Date Swap Value over the Final Swap Value.

(iii) Any payment to be made pursuant to this Section 2.4(b) shall be paid promptly (and in any event within five (5) Business Days after the Final Swap Value has been determined) through the return or delivery, as applicable, of the applicable number of shares of TERG Common Stock valued at the amount payable pursuant to this Section 2.4(b) with the value of the TERG Common Stock for purposes of such calculation being the same as the value used to calculate the number of shares to be transferred to Renova at the Closing Date (at the applicable Exchange Rate). Any payment made pursuant to Sections 2.4(b)(i) and 2.4(b)(ii) shall be (A) increased by interest computed thereon at a rate per annum equal to the CDI and (B) deemed an adjustment to the Swap Value.

2.5 Operational Energy Production Escrow Release. The Swap Value shall be adjusted pursuant to the provisions of this Section 2.5 by up to a maximum amount of R$40,000,000 (the “Operational Adjustment”), which amount shall be deposited into the Operational Energy Production Escrow Account, and held in and released from such account in accordance with the Operational Energy Production Escrow Agreement and this Section 2.5. The Operational Adjustment shall be calculated as follows:

(a) Determinations by Independent Consultants.

(i) Within ten (10) days after the end of the period beginning on the earlier of (i) completion of technical remediation items list of Remediation Items and (ii) October 31, 2015 and ending on the last date upon which the combined wind projects owned and operated by the Salvador Project Companies as listed on Schedule II (collectively referred to as “Alto Sertão I”) complete twelve (12) uninterrupted and consecutive months of Consistent Operation (such date, the “One Year Operational Date”), EMYC and Renova shall jointly retain both of the Independent Consultants. The Independent Consultants shall then promptly meet and, utilizing the methodology outline set forth in Schedule 2.5, attempt to jointly develop a protocol for determining the projected future average annual energy production and delivery for Alto Sertão I, based on a “P-50” model. During the period from the One Year Operational Date through the date that is sixty (60) days after the One Year Operational Date (the “Operational Energy Determination Date”) each of the Independent Consultants shall work independently to determine what each believes to be (x) the Adjusted Base Case Annual Energy Production in the event that there have been any software upgrades or physical improvements to Alto Sertão I between the Closing Date and the One Year Operational Date, and (y) the most likely 20-year average annual energy production and delivery from Alto Sertão I, based on a “P-50” model and covering the period from the Closing Date through the twentieth (20th) anniversary thereof (the “Annual Average Energy Production”).

(ii) The initial base case net annual energy production for Alto Sertão I, based on a “P-50” model (the “Base Case Annual Energy Production”) shall be 861,998 MWh per year (based on 100 wind turbines at a nameplate capacity of 1.68 MW and 22 wind turbines at a nameplate capacity of 1.6 MW), as provided by Renova to EMYC prior to the Effective Date. If, at any time between the Effective Date and the One Year Operational Date, Renova or EMYC or any of their Affiliates take any action to improve the energy production of Alto Sertão I, excluding the Remediation Items, through the implementation of new software, the improvement of existing software, new or modified operating procedures, modifications to equipment, new or additional equipment or any other means or methods (collectively, “Project Upgrades”), Renova or EMYC, as the case may be, shall so notify the other Party and the Independent Consultants (and the Third Consultant, if applicable). Such notification shall include a description of the Project Upgrades, the rationale behind the Project Upgrades and the actual and anticipated improvement in output over and above the Base Case Annual Energy Production resulting from such Project Upgrades. If additional information regarding any of such Project Upgrades is requested by the other Party or either of the Independent Consultants (or the Third Consultant, if applicable), the Party to whom the request is made shall use reasonable efforts to promptly provide the information requested. The average amount of annual energy production equal to the Base Case Annual Energy Production plus any increase in any average annual energy produced (as determined herein) due to any Project Upgrades, shall be herein referred to as the “Adjusted Base Case Annual Energy Production.”

(iii) In determining its proposed twenty (20)-year Annual Average Energy Production for Alto Sertão I, each of the Independent Consultants shall use the protocol that both Independent Consultants jointly developed and agreed as provided in subsection (a)(i) above, or if no such protocol was developed and agreed, then each Independent Consultant shall employ such procedures as it typically uses in predicting future output from wind energy projects. In all cases, the Independent Consultants shall evaluate and consider the historical availability and any other curtailment levels of Alto Sertão I and assess if such historical availability and any other curtailment levels can be applied for future availability assumptions or if a correction should be applied. The Independent Consultants shall perform an independent projection of such availability and curtailment correlation based on the available information representing the operational history of Alto Sertão I.

(iv) Renova and EMYC shall promptly make available to the Independent Consultants (and the Third Consultant if one is selected as provided below), wind, availability and other data and information concerning Alto Sertão I as the Independent Consultants (and Third Consultant, if applicable) may request. Such information shall include, without limitation:

(A) All SCADA data since the beginning of operation of Alto Sertão I on a ten (10)-minute basis;

(B) All revenue meter data since the beginning of operation of Alto Sertão I on a daily basis;

(C) Supporting invoices to the offtaker to verify the revenue meter data;

(D) Monthly operating reports created by the site operator;

(E) All maintenance records supporting the review of potential “one off events”;

(F) Detailed failure logs that include type of failure, turbine(s) impacted, root cause analysis (if available), period of down time, and estimated lost generation;

(G) All detailed blade cleaning and repair records with any supporting pictures of blade conditions during the period of interest;

(H) List of the major components (gearbox, main bearing, generator) with manufacturer name, serial number, and date of fabrication;

(I) All raw Condition Monitoring System data since beginning of operation. CMS raw data shall be in a matrix form (.csv, .xls or .txt format) with the minimum following channels: date, time, wind speed, output power, all accelerometers;

(J) All gearbox oil sample analysis results;

(K) All available meteorological data from the onsite towers (in a raw data format), supported by the commissioning information that shall include at a minimum:

(1) Meteorological tower location (including datum and zone);

(2) Meteorological tower make, model, type (tubular/lattice), height, and diameter/face width;

(3) Instrumentation heights (to nearest tenth of a meter) and boom orientations;

(4) Anemometer make, model, serial number, and transfer function;

(5) Vane make, model, serial number, and dead band orientation; and

(6) Site photos.

(v) On the Operational Energy Determination Date, or such earlier date as both Independent Consultants may advise Renova and EMYC and each other that they have reached a conclusion concerning their respective suggestions for the Adjusted Base Case Annual Energy Production and the Annual Average Energy Production, both of the Consultants, EMYC and Renova shall meet in person or by phone to be apprised of Alto Sertão I’s annual energy production as determined by each Independent Consultant. The Independent Consultants shall simultaneously advise each other, Renova and EMYC of their respective conclusions regarding their suggested Adjusted Base Case Annual Energy Production and Annual Average Energy Production, whereupon the following shall take effect:

(A) (1) If the Independent Consultants agree that there have been no Project Upgrades in Alto Sertão I between the Effective Date that may improve the annual energy production, then the “Adjusted Base Case Annual Energy Production” shall be deemed to equal the Base Case Annual Energy Production:

(2) If one or both of the Independent Consultants agree that there have been improvements or modifications in Alto Sertão I between the Effective Date and the One Year Operational Date that have improved the annual energy production, then the proposed Adjusted Base Case Annual Energy Production from the Independent Consultants shall be compared; provided, however, that if one Independent Consultant believes that such improvement has not occurred, then such Independent Consultant’s proposed Adjusted Base Case Annual Energy Production shall be deemed to equal the Base Case Annual Energy Production for purposes of then next succeeding sentence). In the event that the higher of the Adjusted Base Case Annual Energy Production proposals (or deemed Adjusted Base Case Annual Energy Production) of the Independent Consultants is less than five percent (5%) more than the lower of the Adjusted Base Case Annual Energy Production proposals, then the two proposals shall be averaged together and the average of the two shall be the “Adjusted Base Case Annual Energy Production” for all purposes hereof.

(3) In the event that the higher of the Adjusted Base Case Annual Energy Production proposals (or deemed Adjusted Base Case Annual Energy Production) of the Independent Consultants is equal to five percent (5%) or higher than five percent (5%) of the lower of the Adjusted Base Case Annual Energy Production proposals, then Renova and EMYC shall engage the Third Consultant, who shall, within ninety (90) days after the One Year Operational Date, set forth its proposal for the Adjusted Base Case Annual Energy Production. In such event all three proposals from the two Independent Consultants and the Third Consultant shall be compared. The closest two proposals shall be averaged and the average of such two proposals shall be the “Adjusted Base Case Annual Energy Production” for all purposes hereof. In addition, in the event that the proposal of the Third Consultant is within one percent (1%) of the average of the two proposals of the Independent Consultants, the proposal of the Third Consultant shall be the “Adjusted Base Case Annual Energy Production” for all purposes hereof.

(B) (1) If the higher of the Annual Average Energy Production proposals of the Independent Consultants is less than five percent (5%) more than the lower of the Annual Average Energy Production proposals, then the two proposals shall be averaged together and the average of the two shall be the “Annual Average Energy Production” for all purposes hereof.

(2) In the event that the higher of Annual Average Energy Production proposals of the Independent Consultants is equal to five percent (5%) or higher than five percent (5%) of the lower of the Annual Average Energy Production proposals, then Renova and EMYC shall engage the Third Consultant, who shall, within ninety (90) days after the One Year Operational Date, set forth its proposal for the Annual Average Energy Production. In such event all three proposals from the two Independent Consultants and the Third Consultant shall be compared. The closest two proposals shall be averaged and the average of such two proposals shall be the “Annual Average Energy Production” for all purposes hereof. In addition, in the event that the proposal of the Third Consultant is within one percent (1%) of the average of the two proposals of the Independent Consultants, the proposal of the Third Consultant shall be the “Adjusted Base Case Annual Energy Production” for all purposes hereof.

(vi) The term “Consistent Operation” shall mean the continuous operation of Alto Sertão I in a consistent manner, which consistency and the anticipated output shall consider the effects of the following:

(A) According to Resolution ANEEL No. 391/2009, as may be amended from time to time, Renova may, at its sole discretion, deny the construction of any neighboring wind energy project that could have a potential wake effect on Renova’s operating wind energy project as long as any wind turbine from the neighboring wind farm is located within a distance of twenty (20) times the maximum blade height, taking into consideration all of the wind direction sectors with more than ten percent (10%) of frequency. Within this interference region, Renova acknowledges that no construction of any neighboring wind energy project that could have a potential wake effect will be made unless there is an express consent by Renova.

(B) No change in the number, locations or models of turbines.

(C) Environmental curtailment consistency: during the period, any curtailment associated with noise regulation, bat mitigation strategy, or similar circumstances shall not change and remain compliant with current requirements and obligations.

(D) Operational strategy consistency: operation and maintenance expenditures shall remain consistent with the agreed upon budget and not exceed those in the model provided by BTG Pactual.

(vii) The cost of the Independent Consultants and the Third Consultant shall be shared equally by Renova and EMYC.

(b) Adjustment in Swap Value; Escrow Release.

(i) Once the Adjusted Base Case Annual Energy Production and the Annual Average Energy Production have been determined as provided in Section 2.5(a) above, Renova and EMYC shall establish the annual energy production differential (the “Annual Energy Production Differential”) in accordance with the following formula:

Annual Energy
Production Differential =	(Adjusted Base Case Annual Energy Production – Annual
Average Energy Production)

(ii) The amount of the Annual Energy Production Differential shall then be divided by the original Base Case Annual Energy Production to determine the percentage shortfall (the “Percentage Shortfall”) annual energy production.

(iii) Upon determination of the Percentage Shortfall, EMYC shall be entitled to an adjustment in the Final Swap Value up to R$40,000,000 as follows (the “Operational Energy Production Adjustment Amount”):

(A) an amount equal to the Percentage Shortfall, multiplied by the portion of the Final Swap Value attributable to Alto Sertão I; plus

(B) an amount equal to all repayments of revenues that have been or will be received under the terms of the Power Purchase Agreements pertaining to Alto Sertão I and that are or will be required to be repaid to the Power Purchase Agreement offtaker, either under a pooling reallocation mechanism, or otherwise, and any associated penalties and interest, excluding, however, amounts that have already been paid by Renova to EMYC pursuant to Article 15.

(iv) Upon determination of the Operational Energy Production Adjustment Amount, EMYC and Renova shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to EMYC a number of shares of TERG Common Stock having an aggregate value equal to the Operational Energy Production Adjustment Amount, with the value of the TERG Common Stock for purposes of such calculation being the greater of (x) the value used to calculate the number of shares of TERG Common Stock to be transferred to Renova at the Closing Date (including the applicable Exchange Rate) and (y) the R$ value per share of TERG Common based on the Weighted Average Price for the thirty (30) Trading Days prior to the date of determination (at the applicable Exchange Rate). To the extent any shares of TERG Common Stock remain in the Operational Energy Production Escrow Account following such determination, EMYC and Renova shall give a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release such shares to Renova. For the avoidance of doubt, the release of shares of TERG Common Stock to EMYC pursuant to this Section 2.5(b)(iv) shall satisfy in full all of Renova’s obligations pursuant to this Section 2.5, and, following such release, Renova shall have no further liability under this Section 2.5.

2.6 Remediation Escrow Release. In the event that EMYC (or EMYC Sub) incurs any costs or expenses in connection with the repair of the Remediation Items as described in Section 10.22 after the Closing, such costs and expenses (up to the Remediation Cap) will be borne by Renova out of the Remediation Escrow Account and from time to time EMYC (or EMYC Sub) and Renova shall give a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to EMYC (or EMYC Sub) the number of shares of TERG Common Stock having an aggregate value equal to the appropriate amount of R$ in order to reimburse EMYC (or EMYC Sub) for the applicable costs and expenses, with the value of the TERG Common Stock for purposes of such calculation being the greater of (x) the value used to calculate the number of shares of TERG Common Stock to be transferred to Renova at the Closing Date (including the applicable Exchange Rate) and (y) the value per share of TERG Common based on the Weighted Average Price for the thirty (30) Trading Days prior to the date of determination (at the applicable Exchange Rate). If the total costs and expenses incurred by EMYC (or EMYC Sub) in connection with the Remediation Items is less than the Remediation Cap, or if shares of TERG Common Stock otherwise remain in the Remediation Escrow Account after satisfaction of all Remediation Items up to the Remediation Cap, then fifteen (15) months after the Closing Date, EMYC (or EMYC Sub) and Renova shall give a joint written instruction to the Escrow Agent instructing the Escrow Agent to release any remaining shares of TERG Common Stock in the Remediation Escrow Account to Renova. For the avoidance of doubt, the release of shares of TERG Common Stock to EMYC pursuant to this Section 2.6 shall satisfy in full all of Renova’s obligations pursuant to this Section 2.6 and Section 10.22, and, following such release, Renova shall have no further liability under this Section 2.6.

ARTICLE 3

CLOSING

3.1 Closing; Closing Date. Subject to the terms and conditions hereof, including Article 12, the closing of the swap of the Swapped Securities for the shares of TERG Common Stock comprising the Swap Value as contemplated by this Agreement (each, a “Closing”) shall take place at 10:00 a.m. New York City time at the offices of Akin Gump Strauss Hauer & Feld LLP at One Bryant Park, New York, New York 10036, on the date that is two (2) Business Days after the satisfaction or, to the extent permitted by the terms of this Agreement, waiver of the conditions to the Closing set forth in Article 12 (other than conditions which by their terms are meant to be satisfied at the Closing), or such other time and at such other place as the Parties may mutually agree (the “Closing Date”). The Closing shall be deemed to have occurred as of the Adjustment Time. Except as otherwise expressly provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken, until all have been taken, delivered and executed.

3.2 Closing Deliverables.

(a) At the Closing, Renova shall deliver or cause to be delivered to EMYC the following:

(i) original executed copies of the Ancillary Agreements to which it or any of its Affiliates (including the Project Companies) is a party;

(ii) evidence reasonably satisfactory to EMYC that Renova has satisfied its obligations pursuant to Section 10.10;

(iii) executed copies of the Operating Project Consents and Notices;

(iv) executed copies of letters of resignation and release for each of the officers, directors or managers of the Project Companies appointed or elected by Renova;

(v) a certificate stating that the conditions to the Closing set forth in Sections 12.2(a) and 12.2(b) have been satisfied;

(vi) (A) copies of the Share Transfer Books (Livro de Transferência de Ações Nominativas) representing all of the Swapped Securities with duly executed share transfer forms in proper form for transfer to EMYC, (B) copies of the Share Register Book (Livro de Registro de Ações Nominativas) reflecting EMYC as the registered owner of the Swapped Securities and (C) any other documents that are reasonably necessary to transfer to EMYC good and valid title to the Swapped Securities; and

(vii) all Books and Records of each Project Company and Closing Holdco.

(b) At the Closing, EMYC or EMYC Sub shall deliver or cause to be delivered to Renova the following:

(i) original executed copies of the Ancillary Agreements to which it or any of its Affiliates is a party;

(ii) executed copies of the EMYC Consents and Notices with respect to the Projects;

(iii) a certificate stating that the conditions to Closing set forth in Sections 12.3(a) and 12.3(b) have been satisfied;

(iv) the share certificates or a book entry advice representing the applicable number of shares of TERG Common Stock pursuant to Section 2.3;

(v) the share certificates or a book entry advice representing the applicable number of shares of TERG Common Stock to be deposited into the Operational Energy Production Escrow Account or the Remediation Escrow Account, as applicable, pursuant to Section 2.3; and

(vi) to the extent that EMYC provides prior written notice to Renova of the designation of EMYC Sub to swap shares of TERG Common Stock for the Swapped Securities, an executed joinder to this Agreement pursuant to which EMYC Sub shall have become a party hereto.

ARTICLE 4

[INTENTIONALLY OMITTED]

ARTICLE 5

[INTENTIONALLY OMITTED]

ARTICLE 6

REPRESENTATIONS OF RENOVA WITH RESPECT TO RENOVA

Except as set forth in the Renova Disclosure Letter (the “Renova Disclosure Letter”), Renova represents and warrants to EMYC as of the Effective Date and as of the Closing Date (provided that to the extent that Renova consummates the Reorganization prior to the Closing Date, the Representations and Warranties contained in this Article 6 with respect to (i) any Renova Holdco that is not a Closing Holdco are made as of the Effective Date only and (ii) any Closing Holdco that is a New Renova Holdco are made as of the Closing Date only), as follows:

6.1 Title to the Swapped Securities and Operating Project Company Shares. As of the Effective Date, Renova owns beneficially and of record and holds good and valid title, free and clear of any Liens (except for Permitted Liens), and has full power and authority to convey free and clear of any Liens (except such Liens by applicable securities Laws or Permitted Liens), the Swapped Securities. As of the Closing Date, Renova will own beneficially and of record and will hold good and valid title, free and clear of any Liens (except for the Permitted Liens described in clause (i) of the definition thereof), and will have full power and authority to convey free and clear of any Liens (except such Liens as are imposed by EMYC or applicable securities Laws or the Permitted Liens described in clause (ix) of the definition thereof), the Swapped Securities. As of the Effective Date, each of the Renova Holdcos owns beneficially and of record and holds good and valid title, free and clear of any Liens (except for Permitted Liens), and has full power and authority to convey free and clear of any Liens (except such Liens by applicable securities Laws or Permitted Liens), the Operating Project Company Shares. As of

the Closing Date, each of the Closing Holdcos will directly own beneficially and of record and will hold good and valid title, free and clear of any Liens (except for the Permitted Liens described in clause (ix) of the definition thereof), and will have full power and authority to convey free and clear of any Liens (except such Liens as are imposed by EMYC or applicable securities Laws or the Permitted Liens described in clause (ix) of the definition thereof), the Operating Project Company Shares. Upon conveyance of the Swapped Securities to EMYC, EMYC will, directly or indirectly, own one hundred percent (100%) of the Closing Holdcos and the percentage of ordinary shares of the Project Companies set forth in Section 6.1 of the Renova Disclosure Letter. Except as set forth in Section 6.1 of the Renova Disclosure Letter, none of the Renova Holdcos, New Renova Holdcos or Project Companies is subject to any Contracts or other arrangements with respect to voting rights or transferability, and there are no outstanding options, warrants, profits interests, rights (including conversion or preemptive rights) or Contracts, for the purchase or acquisition of any portion of the Swapped Securities or securities convertible or exchangeable for any portion of any Renova Holdco, New Renova Holdco or Project Company other than as provided in this Agreement. None of Renova, the Renova Holdcos, the New Renova Holdcos nor the Project Companies are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire the Swapped Securities or any Operating Project Company Shares of such Project Company.

6.2 Authority to Execute and Perform Agreement.

(a) Renova is a sociedade anônima (S.A.) duly formed, validly existing and in good standing under the laws of Brazil (to the extent good standing is applicable under Brazilian corporate law), and has all requisite corporate power and authority to conduct its business as it is now being conducted. Renova is qualified to do business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under, the Transaction Documents to which it is or will be a party. Renova (i) has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and (ii) has taken all necessary action to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which Renova is a party has been or will be duly and validly executed and delivered by Renova, and each, when executed, constitutes the legal, valid and binding obligation of Renova, enforceable in accordance with its terms, except as the same may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b) As of the Effective Date, each Renova Holdco is, and as of the Closing each Closing Holdco will be, duly formed, validly existing and in good standing under the laws of Brazil (to the extent good standing is applicable under Brazilian corporate law), and each Renova Holdco has, and each Closing Holdco will have, all requisite corporate power and authority to conduct its business as it is now being, or will be at the time of Closing, conducted. As of the Effective Date, each Renova Holdco is, and as of the Closing each Closing Holdco will be, qualified to do business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under, the Transaction Documents to which it is or will be a party. Each Closing Holdco (i) has or will have all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and (ii) has taken or will take all necessary action to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder. Each Transaction Document to which each Closing Holdco is a party has been or will be duly and validly executed and delivered by such Closing Holdco, and each, when executed, constitutes the legal, valid and binding obligation of such Closing Holdco, enforceable in accordance with its terms, except as the same may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.3 Litigation. Except as set forth in Section 6.3 of the Renova Disclosure Letter, there are no Actions (a) pending to which Renova, any Renova Holdco or any New Renova Holdco is a party or (b) to the Knowledge of Renova, threatened against or affecting Renova, any Renova Holdco or any New Renova Holdco, that would have a material and adverse effect on the ability of Renova or any Closing Holdco to perform any of its obligations under the Transaction Documents to which it is a party.

6.4 No Conflict. The execution and delivery by Renova, and each Closing Holdco of the Transaction Documents to which it is a party, the consummation by Renova and each such Closing Holdco of the transactions contemplated hereby and thereby, and the performance by Renova and each such Closing Holdco of the Transaction Documents to which it is a party in accordance with its terms, will not:

(a) violate the bylaws or other organizational documents of Renova or such Closing Holdco, as applicable;

(b) subject to receipt or making of the relevant Operating Project Consents and Notices, require Renova or any Closing Holdco to obtain any material consents, approvals or authorizations of, or make any material filings with or give any notices to, any Governmental Bodies or any other Person that have not been obtained, made or given;

(c) if the relevant Operating Project Consents and Notices are obtained, made or given, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any Contract (i) to which Renova or any Closing Holdco is a party, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Renova’s or such Closing Holdco’s ability to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder, (ii) by or to which Renova or any Closing Holdco or the Swapped Securities or the Operating Project Company Shares held by Renova, any Renova Holdco or any New Renova Holdco are bound or subject or (iii) which would result in the creation of any Lien on the Swapped Securities held by Renova, any Renova Holdco or any New Renova Holdco; or

(d) if the Operating Project Consents and Notices are obtained, made or given, violate or result in the material breach of any Orders of any Governmental Body, or any applicable Law.

6.5 Project Company Shareholders’ Agreement. Except as set forth in Section 6.5 of the Renova Disclosure Letter, Renova each Renova Holdco and each New Renova Holdco has complied with, or obtained valid waivers with respect to any noncompliance with, its material obligations pursuant to the relevant Project Company Shareholders’ Agreement.

6.6 Investor Representations.

(a) Any TERG Common Stock transferred to Renova hereunder is being acquired for Renova’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act or any applicable state securities Laws.

(b) Renova will not make any sale, transfer or other disposition of any TERG Common Stock in violation of the 1933 Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder or any applicable state securities Laws.

(c) Renova became aware of an opportunity to invest in EMYC other than by means of general advertising or general solicitation.

(d) Renova is an institutional “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the 1933 Act or is not a “United States person” as such term is defined in Rule 902(k) of Regulation S promulgated under the 1933 Act.

6.7 Compliance with Securities Laws. None of Renova any Renova Holdco, any New Renova Holdco or any Project Companies has violated or breached any applicable federal, state, local or international securities Laws or Orders in connection with the offer, sale, transfer or issuance of the Swapped Securities or the Operating Project Company Shares.

ARTICLE 7

REPRESENTATIONS OF RENOVA WITH RESPECT TO A PROJECT COMPANY

Except as set forth in the Renova Disclosure Letter, Renova represents and warrants to EMYC as of the Effective Date and as of the Closing Date, as follows:

7.1 Due Organization; Qualification.

(a) Each of the Project Companies is duly incorporated and validly existing under the laws of Brazil and has all requisite corporate power and authority to own, lease and operate its Properties and to carry on its business as now being conducted. Each Project Company is duly qualified or licensed to do business in each jurisdiction in which the use, ownership or operation of their respective Properties make such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not result in a Material Adverse Effect.

(b) Renova has made available to EMYC true and correct copies of the articles of incorporation and bylaws, as applicable, or other organizational documents of each Project Company (such documents, the “Project Organizational Documents”), as in effect on the Effective Date.

7.2 Business. None of the Project Companies has conducted any business other than in connection with, related to or arising out of the development, financing (including intracompany loans), construction (including procurement of equipment and services), ownership or operation of a wind energy facility or the ownership of assets incidental thereto.

7.3 Equity Interests.

(a) The capitalization of each Project Company is set forth in Section 7.3(a) of the Renova Disclosure Letter. Renova is the owner, beneficially and of record, of the equity interests indicated in Section 7.3(a) of the Disclosure Letter.

(b) Except as set forth in Section 7.3(b) of the Renova Disclosure Letter, the Project Companies do not (i) have any Subsidiaries or (ii) own any ordinary, preference, preferred, common or other equity securities of any kind. Except as set forth in Section 7.3(b) of the Renova Disclosure Letter, all equity interests of the Project Companies are validly issued, fully paid and non-assessable. Except as set forth in Section 7.3(b) of the Renova Disclosure Letter, there are no outstanding or unexercised options, warrants, calls, pre-emptive rights, rights of first refusal, tag-along rights, rights of conversion or other rights, agreements, arrangements or commitments relating to the Swapped Securities or the Operating Project Company Shares to which Renova, any Renova Holdco, any New Renova Holdco or such Project Company is a party, or by which any of them is bound (including arising under applicable Law), obligating Renova, any Renova Holdco, any New Renova Holdco or such Project Company to issue, deliver, sell, transfer, repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, transferred, repurchased, redeemed or otherwise acquired, any additional Swapped Securities or the Operating Project Company Shares of such Project Company.

(c) None of the Project Companies has become a wholly-owned subsidiary of Renova through a merger of shares (incorporações de ações, under Brazilian Law).

7.4 Financial Statements.

(a) Renova has made available to EMYC a copy of the audited balance sheet of each Project Company for the fiscal year ended December 31, 2014, and the related audited statements of operations and cash flows for the fiscal year then ended (the “Audited Financial Statements”).

(b) The Audited Financial Statements fairly present in all material respects the financial position with respect to each Project Company, as of the respective dates thereof, and the results of the operations of such Project Company for the respective fiscal periods covered thereby, in each case in accordance with the Applicable Reporting Standards.

7.5 Absence of Certain Changes. Except as set forth in Section 7.5 of the Renova Disclosure Letter, since December 31, 2014 (the “Financial Statements Date”), each Project

Company has operated only in the ordinary course, consistent with past practice, and since the Financial Statements Date there has not been, with respect to each Project, the Swapped Securities, the Operating Project Company Shares of each Project Company or each Project Company, any:

(a) capital expenditure, or commitment for capital expenditures in a single or series of related transactions exceeding US$750,000;

(b) acquisition of any assets from any Person in a single or series of related transactions if the fair market value, book value or cost of such assets exceeded US$750,000 (other than the purchase of inventory or supplies in the ordinary course, consistent with past practice), except pursuant to the relevant EPC Contracts;

(c) lease of any Properties in a single or series of related transactions;

(d) damage, destruction, or loss of tangible assets not covered by insurance, with a fair market value in excess of US$750,000 in the aggregate;

(e) payment, discharge or satisfaction of any material Liabilities, except in the ordinary course, consistent with past practice;

(f) payment of any amount in respect of any Intercompany Payable outside the ordinary course of business or cancellation, reduction or deferment of any Intercompany Receivable;

(g) cancellation of any material Indebtedness or material claim or waiver of any material claim or right of substantial value, except in the ordinary course, consistent with past practice;

(h) revaluation of any material asset, including write-off any receivable or reversal of any reserve taken other than upon realization of the underlying asset against which the reserve was taken;

(i) material write-down of any material asset used or held for use in the relevant Project, except in the ordinary course, consistent with past practice;

(j) amendment, variation, supplement, termination or cancellation of, or entry into, any agreement, arrangement, transaction or Contract with any Related Party or any director, manager, officer, or employee thereof;

(k) change in any material respect accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or revaluation of any of assets, except as required by applicable Law or Applicable Reporting Standards.

(l) declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any securities;

(m) deferral of the payment of any accounts payable other than in the ordinary course, consistent with past practice, or any discount, accommodation or other concession made, other than in the ordinary course, consistent with past practice, in order to accelerate or induce the collection of any receivable;

(n) Material Adverse Effect;

(o) change any method of Tax accounting or make or change any Tax election, except as required by applicable Law, or settle or finally resolve any Tax contest with respect to a Tax; or

(p) any negotiation of or any entry into any Contract or arrangement to do any of the things described in the preceding clauses (a) through (o).

7.6 Absence of Liabilities. Except for (i) Liabilities incurred in the ordinary course of business that in the aggregate are not material, (ii) Liabilities disclosed in Section 7.6 of the Renova Disclosure Letter (including any off-balance sheet arrangements), (iii) Liabilities incurred with respect to the performance (but not the breach) of any Contract entered into in the ordinary course of business or any Material Contract, and (iv) Liabilities that are reflected or reserved against in the Audited Financial Statements, no Project Company has any Liabilities.

7.7 Tax Matters.

(a) To the Knowledge of Renova, except as set forth in Section 7.7(a) of the Renova Disclosure Letter, all Tax Returns required to be filed by each Project Company have been filed, and all such Tax Returns of the Project Companies were true, complete and correct in all respects.

(b) To the Knowledge of Renova, except as set forth in Section 7.7(b) of the Renova Disclosure Letter, each Project Company has fully and timely paid all material Taxes (for the avoidance of doubt, whether or not shown to be due on the Tax Returns referred to in Section 7.7(a)).

(c) No audit or proceeding initiated by any Taxing Authority against any Project Company is pending with respect to any Taxes due from such Project Company, and such Project Company is not party to an objection or appeal regarding any Taxes, nor are any such proceedings, to the Knowledge of Renova, threatened against such Project Company.

(d) All deficiencies for Taxes asserted or assessed in writing against such Project Company have been fully and timely paid, settled or properly reflected in the Audited Financial Statements if related to a “probable loss.”

(e) All necessary information and particulars furnished to a Taxing Authority, in connection with the application for any consent, clearance or ruling on behalf of such Project Company fully and accurately disclosed all facts and circumstances required to be disclosed pursuant to applicable law; any such consent, clearance or ruling is valid and effective; and any transaction, for which such consent, clearance or ruling has been obtained, has been carried into effect (if at all) only in accordance with the terms of the relevant consent, clearance or ruling.

(f) To the Knowledge of Renova, any transactions which are subject to the transfer pricing provisions of any Laws, are not likely to be subject to any transfer pricing adjustments in accordance with the Laws, and such Project Company has taken necessary steps and has maintained sufficient records and policies to confirm such. Such Project Company is not party to any transactions in respect of which there may be substituted, for purposes of Taxes, a different consideration for the actual consideration given or received by such Project Company.

(g) The entering into or implementation of this Agreement will not result in any taxable profit or gain accruing or being deemed to accrue to such Project Company as a result of such Project Company ceasing to be a member of a group of companies or otherwise.

(h) Such Project Company is a tax resident in Brazil. Such Project Company has not filed an election on IRS Form 8832 to be treated as a corporation for U.S. federal tax purposes.

(i) Such Project Company is not party to any Tax sharing, Tax indemnification or similar agreement currently in force other than customary tax indemnification provisions in any Material Contract that does not primarily relate to Tax matters or in any Contract entered into the ordinary course of business that does not primarily relate to Tax matters.

7.8 Compliance with Laws. Except as set forth in Section 7.8 of the Renova Disclosure Letter, each Project Company has operated since the later of the date of its organization or formation and January 1, 2013, and is currently operating, its businesses in compliance in all material respects with, and its Properties materially conform to, all applicable Laws, and such Project Company has not received any written notice of noncompliance with any such Laws relating to events, conditions or occurrences which if not remedied would be material to such Project Company.

7.9 Permits. Except as set forth in Section 7.9 of the Renova Disclosure Letter, each Project Company has all material licenses, franchises, permits, registrations, consents and authorizations issued by Governmental Bodies, as are required under Law for the conduct of its business as is currently being conducted (collectively, “Permits”). Each such Permit is in full force and effect and, when applicable, a request for renewal was submitted in due time in order to assure continued force and effect. Except as set forth in Section 7.9 of the Renova Disclosure Letter, the consummation of the Transactions with respect to such Project Company contemplated by this Agreement will not require any notice or amendment of any such Permit, or give rise to any right of termination, cancellation or consent under the terms, conditions or provisions of any such Permit. Such Project Company is in compliance with the material terms and conditions of each such Permit, and, to the Knowledge of Renova, no event has occurred which with notice or lapse of time would constitute non-compliance with such terms and conditions. No Action is pending or, to the Knowledge of Renova, is threatened which challenges the legality, validity, or enforceability of any such Permit. To the Knowledge of Renova, after Commercial Operation, no Project Company is expected to pay any material tariff, expense or fee to any Governmental Body or other Person, or any other material expense, in order to obtain or renew any Permits.

7.10 Regulatory Status of Projects. Except as set forth in Section 7.10 of the Renova Disclosure Letter, (x) each Project Company has at all times acted and operated its business in compliance in all material respects with, and its Properties conform to, all provisions of the applicable Permits and Project Documents to which it is a party, (y) each Project has at all times been operated and conducted in accordance with and in conformity with all provisions of the applicable Permits and Project Documents to which such Project Company is a party, and, (z) neither such Project Company nor, to the Knowledge of Renova, any direct or indirect shareholder of such Project Company (other than Renova or its Affiliates) has received any notice of noncompliance with any provision of an applicable Permits and/or Project Document to which such Project Company is a party. Renova further represents in respect of each such Project Company:

(a) The relevant Operating Project has been (i) duly authorized by ANEEL to initiate Commercial Operation of the full installed capacity of the Operating Project and (ii) operating since the date of the aforementioned authorization.

(b) [Intentionally omitted.]

(c) The relevant Project Company has no pending obligations that would prevent the issuance by ANEEL and/or CCEE, of the applicable sectorial compliance certificates;

(d) To Renova’s Knowledge, there are no elements or facts which may give rise to the punishment of the relevant Project Company or annulment or revocation of Permits for the generation of power or Commercial Operation issued by ANEEL, MME or other Governmental Body. To Renova’s Knowledge, no investigation or punishment procedure is underway in relation to such Project Company, initiated by ANEEL, MME or any other Governmental Body of the power sector.

(e) Notwithstanding the delayed Commercial Operation of the Salvador Projects, since the date each such Project reached Commercial Operation, the Salvador Project Companies have met the minimum requirements of energy production under the relevant Power Purchase Agreements.

(f) The relevant Project is not affected nor does it affect other neighboring wind power projects and such Project Company has duly complied with, and no disputes or challenges have been filed in connection with, Section 2.6, Attachment I of Resolution ANEEL No. 391/2009, as amended.

(g) Such Project Company has secure firm interconnection alternatives for its Project, such interconnection alternatives may not be dismissed, terminated, changed or amended by discretion of any Third Party, and such Project Company has already entered into a Connection Agreement allowing it to interconnect to and use the power grid.

(h) The relevant Project has, as the case may be, been developed and constructed in accordance with sound engineering standards and in compliance with applicable Law.

(i) The relevant Project is not conflicting with and/or being adversely affected by any Third Parties’ mining rights or prerogatives.

(j) The relevant Project is not located and such Project does not cause any impacts over indigenous people or ancient African descent communities (quilombolas, under Brazilian Law) areas and/or reserves.

(k) Except as set forth in Section 7.10(k) of the Renova Disclosure Letter, no Project Company has any agreement with a Third Party that is not an Affiliate of Renova for the sharing of private transmission lines and/or other Project’s facilities.

(l) [Intentionally omitted.]

(m) The relevant Project complies with all requirements to be qualified as source of incentivized electrical energy entitled to a discount of at least fifty percent (50%) on grid use tariffs.

(n) The relevant Project Company and Project that have participated in public power auctions and been awarded Power Purchase Agreements have duly complied, and so continue to comply, with all technical, financial, tax, labor and legal qualification requirements and other obligations set forth in the relevant technical qualification process conducted by EPE (Empresa de Pesquisa Energética, under Brazilian Law) and in the public power auction documentation.

7.11 Regulatory Approvals. No approval, consent or permit by Renova or any such Project Company is necessary for the execution, delivery and performance of this Agreement, the Transaction Documents and the implementation of the transactions contemplated hereby and thereby.

7.12 International Trade Controls Compliance. Each of Renova and each Project Company is in compliance with Global Anti-Corruption Laws and Sanctions Laws and has instituted and maintains adequate procedures to promote and achieve compliance with such laws. Neither Renova nor any Project Company has been charged with or been subject to investigation for potential violations of Global Anti-Corruption Laws or Sanctions Laws and Renova warrants that it has no Knowledge of circumstances that may give rise to an investigation in relation to any Project Company, the Swapped Securities or the Transactions. Specifically, Renova warrants for itself and each Project Company that Renova Controls that:

(a) neither Renova nor any Project Company (including its officers, directors, employees and Subsidiaries), is, at any time a Sanctioned Person or owned or controlled by a Sanctioned Person;

(b) neither Renova nor any Project Company (including its officers, directors, employees and Subsidiaries) is a Government Official;

(c) neither Renova nor any Project Company has, in violation of any Law, provided, offered, or promised to provide, anything of value, directly or indirectly, to, or for the benefit of, a Government Official, or any other Person, in order to obtain or retain business, induce a Person to perform any public- or business-related function improperly, or secure any improper advantage in relation to any Project Company, the Swapped Securities or the Transactions;

(d) neither Renova nor any Project Company (including its officers, directors, employees and Subsidiaries) has engaged in transactions or other business activities with or involving any Sanctioned Territories or any Sanctioned Person in connection with such Project Company’s business operations, the Swapped Securities or the Transactions;

(e) neither Renova nor any Project Company will use any part of the amounts paid pursuant to the Transaction Documents in a manner that would violate any applicable laws including Global Anti-Corruption Laws and Sanctions Laws; and

(f) each of Renova and each Project Company has maintained its books and records to comply with Global Anti-Corruption Laws and Sanctions Laws.

7.13 Environmental Compliance.

(a) Except as set forth in Section 7.13(a) of the Renova Disclosure Letter, each Project Company is in compliance in all material respects with all applicable Brazilian Laws relating to the regulation or emission of pollutants to or the protection of the environment or natural resources, or exposure to Hazardous Substances (collectively, “Environmental Laws”) in connection with the construction, financing, ownership, operation, maintenance or use of the relevant Project.

(b) Except as set forth in Section 7.13(b) of the Renova Disclosure Letter, no Project Company has received any written notice of any material violation or alleged material violation by such Project Company of, or any material liability of such Project Company under, any Environmental Law.

(c) Except as set forth in Section 7.13(c) of the Renova Disclosure Letter, there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings, or investigations pending or, to the Knowledge of Renova, threatened relating to the compliance by any Project Company with, or the liability of such Project Company under, any Environmental Law.

(d) Except as set forth in Section 7.13(d) of the Renova Disclosure Letter, to the Knowledge of Renova, no Project Company holds any real property interest at any Project site (i) where (x) a material release of Hazardous Substances has occurred or migrated, and (y) such Project Company is or has been required under Environmental Laws to investigate or remediate such release, or (ii) that is subject to a material restriction under Environmental Laws on such Project Company’s ability to use such real property in the same manner it is using such real property on the Effective Date due to a presence of Hazardous Substances. No Project Company has caused or contributed to any material release of Hazardous Substances at any real property.

(e) Except as set forth in Section 7.13(e) of the Renova Disclosure Letter, (i) there are no environmental compensation fees and/or measures determined as due by any

Project Company and (ii) where such environmental compensation fees and/or measures have been determined, there are no pending or unfulfilled payments and/or obligations and such Project Company is in full compliance therewith.

7.14 No Breach. The execution and delivery by Renova of this Agreement, the consummation of the relevant Transaction contemplated hereby, and the performance by Renova of this Agreement in accordance with its terms will not:

(a) violate the Project Organizational Documents of any Project Company;

(b) breach any material provision of any Material Contract to which a Project Company is a party, including without limitation any Project Document or Finance Document to which such Project Company is a party;

(c) require such Project Company to obtain any material consents, approvals, or authorizations of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except as set forth in Section 7.14 of the Renova Disclosure Letter (the “Operating Project Consents and Notices”);

(d) if the Operating Project Consents and Notices are obtained or made, violate or result in the breach of any of the material terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, or result in the acceleration of any monetary liabilities under, any Material Contract to which such Project Company is a party or result in the creation of any Lien upon any of the properties of such Project Company; and

(e) if the Operating Project Consents and Notices are obtained and made, violate or result in the breach of any applicable Orders or Laws of any Governmental Bodies except as would not be material to the applicable Project Company.

7.15 Contracts.

(a) Section 7.15(a) of the Renova Disclosure Letter lists (i) each of the Contracts to which each Project Company is a party or is bound and that involve aggregate payments or other consideration in excess of US$2,000,000, (ii) Contracts respecting Indebtedness, (iii) joint venture agreements, partnership agreements, limited liability agreements, teaming agreements and joint development agreements, (iv) Contracts which restrict the ability of such Project Company to engage in the type of business in which it is currently principally engaged, (v) Contracts to sell electrical energy, capacity or power to any Person, (vi) each EPC Contract, (vii) Contracts regarding the supply of equipment for the Project to the extent not being supplied under the applicable EPC Contract and any warranties or guarantees with respect to such equipment, (viii) Contracts for the service, operation and maintenance of the relevant Project, (ix) Contracts regarding the provision of any management services (including any administrative management services and construction management services), with respect to such Project, (x) Contracts regarding the interconnection, connection and distribution of electrical energy of such Project and the construction of any interconnection, connection or distribution assets or upgrades to connect such Project to the electrical grid, (xi) any other Finance Documents to which such Project Company is a party and (xii) Contracts between such Project Company, on the one hand, and Renova or its Affiliates on the other hand (collectively, the “Material Contracts”).

(b) Except as set forth in Section 7.15(b) of the Renova Disclosure Letter, no Project Company is in material default under any of the Material Contracts to which such Project Company is a party, and to the Knowledge of Renova, none of the other parties to such Material Contracts is in material default under any of such Material Contracts, and, to the Knowledge of Renova, no event has occurred that with the passage of time, the giving of notice or both, would become a material default under any such Material Contract. Except as set forth in Section 7.15(b) of the Renova Disclosure Letter, each such Material Contract is valid, legally binding and enforceable against such Project Company and, to the Knowledge of Renova, enforceable by such Project Company in each case in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). With respect to such Material Contracts, no Project Company has received written (or to the Knowledge of Renova, oral) notice of any uncured or unwaived material default by such Project Company, or, to the Knowledge of Renova, by any other party or parties thereto. No Project Company has repudiated any material provision of any Material Contract to which such Project Company is a party set forth on Section 7.15(a) of the Renova Disclosure Letter and no Project Company has received written (or to the Knowledge of Renova, oral) notice that any other party has repudiated any material provision of any such Material Contract.

(c) There are no binding obligations of any Project Company to provide a loan to or make a capital contribution in any other Person.

7.16 Property.

(a) Each Project Company has good title, free and clear of all Liens, to all of its owned Properties (whether personal, tangible or intangible), that are reflected as owned by it on the most recent Audited Financial Statements, except (i) as set forth on Section 7.16(a) of the Renova Disclosure Letter, (ii) for Permitted Liens and (iii) with respect to such Properties sold since such date in the ordinary course of business, consistent with past practices.

(b) All of the Owned Property with respect to each Project is set forth in Section 7.16(b) of the Renova Disclosure Letter (the “Project Company Properties”). Except as set forth in Section 7.16(a) of the Renova Disclosure Letter, all such Project Company Properties are free and clear of all Liens (other than Permitted Liens). There are no leases, subleases, licenses or other agreements granting to any Person other than such Project Company any right to the possession, use, occupancy or enjoyment of the real property owned by such Project Company, or any portion thereof, except as set forth in Section 7.16(b) of the Renova Disclosure Letter in such Project Company Properties. No interests with respect to Real Property of such Project Company have been assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered, or any right or interest therein granted or conveyed to any Person, by Renova or such Project Company. Except as set forth in Section 7.16(b) of the Renova Disclosure Letter, the acquisition of all Project Company Properties has been duly consummated and there are no pending payments or compensations to be paid to any Third Parties in respect thereof. The Project Company Properties are duly registered with the local real estate registry offices, in accordance with applicable Law. Except as set forth in Section 7.16(b) of the Renova Disclosure Letter, there are no disputes, existing or potential, that may prevent such Project Company from using the Project Company Properties. Such Project Company holds all necessary licenses, permits, inspection certificates, registries and other licenses (of real estate nature or otherwise) that may be required for the occupancy of the Project Company Properties as per applicable Law and for the conduct of such Project Company’s operations. Such Project Company has possession of the Project Company Properties, free from any adverse or wrongful possession, actual or potential. To the Knowledge of Renova, none of the Real Estate Properties used by such Project Company are in non-compliance with the zoning rules and other applicable urban rules or rulings.

(c) All of the Leased Property with respect to each Project is set forth in Section 7.16(c) of the Renova Disclosure Letter (the “Project Company Leases”). Except as set forth in Section 7.16(c) of the Renova Disclosure Letter, all such Project Company Leases are free and clear of all Liens (other than Permitted Liens), and, to the Knowledge of Renova, valid, legally binding and enforceable against the relevant Project Company and, to the Knowledge of Renova, enforceable by such Project Company, in each case in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Except as set forth in Section 7.16(c) of the Renova Disclosure Letter, such Project Company is not in default under any of the Project Company Leases, and to the Knowledge of Renova, none of the other parties to such Project Company Leases is in material default under any of such Project Company Leases. To the Knowledge of Renova, there are no leases, subleases, licenses or other agreements granting to any Person other than such Project Company any right to the possession, use, occupancy or enjoyment of the real property owned or leased by such Project Company, or any portion thereof, except as set forth in Section 7.16(c) of the Renova Disclosure Letter in such Project Company Leases. Except in connection with the Finance Documents to which such Project Company is a party, no interests with respect to Real Property of such Project Company have been assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered, or any right or interest therein granted or conveyed to any Person, by Renova or such Project Company.

(d) Except as set forth in Section 7.16(d) of the Renova Disclosure Letter, to the Knowledge of Renova, all necessary administrative easements and rights-of-way (servidão de passagem, under Brazilian Law) for the regular implementation and operation of each Project’s transmission lines and sub-stations were regularly and formally formed and constituted, and there are no easements or rights-of-way with pending payment or pending compensation payment. Likewise, all rights of way of transmission lines are maintained in accordance with the requirements of applicable Law.

(e) No Condemnation proceedings have commenced against any Real Property, nor has Renova received written (or to the Knowledge of Renova, oral) notice of any Condemnation proceedings and, to the Knowledge of Renova, no such Condemnation proceedings are threatened against the such Real Property, and no actions are pending or, to the Knowledge of Renova, threatened for the relocation of roadways providing access to such Real Property.

(f) Neither Renova nor any Project Company has received any written notices of violation from any Governmental Bodies or any other party (excluding notices of violations or claims of violations of Environmental Laws, which are covered by Section 7.13) with respect to the relevant Real Property which remain uncured.

(g) Except as set forth in Section 7.16(g) of the Renova Disclosure Letter, sewer, water, gas, telephone, electric lines and drainage facilities are adequate to presently service the current operations (or the intended operations) of each Project on the relevant Real Property. Further, such Real Property has adequate rights of access to public ways (and the relevant Leased Property makes no material use of any means of access, ingress or egress that is not pursuant to dedicated public ways or recorded, irrevocable rights-of-way or easements or the terms of the applicable Project Company Leases), and all roads necessary for use by the relevant Project on such Real Property for its current operation have been completed.

(h) Except as set forth in Section 7.16(h) of the Renova Disclosure Letter with respect to the relevant Project, to the Knowledge of Renova (i) there are no pending public plans or proposals for changes in road grade, access or other improvements which would have a Material Adverse Effect, (ii) there is no pending ordinance or other action authorizing improvements, the cost of which would reasonably be expected to be assessed in whole or in part against any Project Company or the relevant Real Property which will not be paid or remedied by Renova, (iii) such Real Property is free of any material damage or waste, (iv) such Real Property and the operation of such Real Property, or any part thereof, is in material compliance with all applicable Laws (other than Environmental Laws which are covered by Section 7.13), (v) Renova has not received any written notice from any casualty insurer of any deficiencies at the relevant Real Property, nor written notice from any Governmental Body that the condition of such Real Property materially violates Law, and (vi) the relevant Project Company or such Real Property is not subject to any Material Land Use Restriction.

(i) Except as set forth in Section 7.16(i) of the Renova Disclosure Letter, the improvements that comprise each Project have been substantially completed and installed in accordance with the plans and specifications (if any) approved by the Governmental Bodies having jurisdiction over the relevant Real Property, and all relevant Permits have been issued and approved by all Governmental Bodies required to allow the continued use and operation of such improvements for their intended purpose.

(j) Each Project Company has good and marketable leasehold title to its Leased Property (that is subject to the relevant Project Company Lease), subject to Permitted Liens.

(k) The relevant Project Company Property and Leased Property comprise all land reasonably necessary for the proper and current operation of the Projects and, when applicable, including available land for the formation of legal reserves (Reserva Legal, under Brazilian Law) and permanent preservation areas (Áreas de Preservação Permanente, under Brazilian Law).

7.17 Intellectual Property. Except as set forth in Section 7.17 of the Renova Disclosure Letter:

(a) Each Project Company owns or has the right to use all material Intellectual Property to the extent required under Law or pursuant to the Material Contracts to which it is a party to conduct its business as presently conducted free and clear of all Liens other than Permitted Liens. To the Knowledge of Renova, such Project Company has not received any notice from any Person asserting that any such Person, in the conduct of its business and use of its Intellectual Property, has infringed or is infringing on any Intellectual Property rights of any Third Party.

(b) No Project Company has, to the Knowledge of Renova, since December 31, 2013, been a party to any claim or, to the Knowledge of Renova, is any claim threatened, that seeks to cancel, limit or challenge the ownership, use validity or enforceability of any material Intellectual Property.

7.18 Litigation. Except as set forth in Section 7.18 of the Renova Disclosure Letter and for labor and employment related claims by employees of Third Parties not Affiliated with Renova, (a) there is no material Action pending or, to the Knowledge of Renova, threatened, against any Project Company that affects or binds such Project Company or any of their assets or properties and (b) no Project Company is subject to any outstanding Orders.

7.19 Insurance. Section 7.19 of the Renova Disclosure Letter lists all material policies of builder’s risk, fire, liability, business interruption, workers’ compensation and other forms of insurance owned or held by, or on behalf of each Project Company with respect to its business or operations, each of which is in full force and effect, and no written notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the effective date of such cancellation. There are no pending, or to the Knowledge of Renova, threatened, material claims under any insurance policy in existence prior to the Closing Date.

7.20 Brokers. Except as set forth in Section 7.20 of the Renova Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Renova or any Affiliates of Renova by which any Project Company or EMYC could be bound from and after the Closing.

7.21 Employees and Benefit Plans. No Project Company has and has ever had any employees. None of the Project Companies maintains, sponsors, or contributes to, and could incur any liability under any employment agreement, consulting agreement, collective bargaining agreement, Benefit Plan or any other policy or arrangement for the remuneration of employees, including the payment of any salaries or other benefits. None of the Project Companies is a party to, or a guarantor of, any contract or agreement with any labor organization.

7.22 Bank Accounts. Set forth in Section 7.22 of the Renova Disclosure Letter is a list of the numbers of all bank accounts, investment accounts and safe deposit boxes and of the financial institutions and branches where the bank accounts, investment accounts and safe deposits are maintained by each Project Company.

7.23 Related Party Transactions. Except as set forth in Section 7.23 of the Renova Disclosure Letter, no Related Party or any director, manager, officer, or employee thereof is party to any Contract or arrangement with any Project Company.

7.24 Sufficiency.

(a) The assets owned or leased as lessee by each Project Company comprise all assets, properties, services and rights used by, or held for use by, the relevant Project, or otherwise reasonably necessary for the continuation of the ownership, maintenance and operation of the relevant Project in the ordinary course, consistent with past practice.

(b) Such Project Company will, immediately prior to the Closing, own or have rights in or to all Properties and any other tangible and intangible assets, properties, services and rights which are used or held for use by the relevant Project in the ordinary course.

(c) After giving effect to the Transaction Documents, no Related Party or any director, manager, officer, or employee thereof, will (i) own any asset or property used, held for use or necessary for the relevant Project on a stand-alone basis, in the ordinary course, consistent with past practice, or (ii) provide any service to, or own or hold any right of, such Project or such Project Company.

7.25 Status of the Assets. Except as set forth in Section 7.25 of the Renova Disclosure Letter, the equipment owned or leased by each Project Company is in good operating condition, subject to normal wear and tear and has been maintained in accordance with Generally Accepted Industry Practices.

7.26 Solvency. No petition or notice has been presented, no order has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding up or dissolution of Renova or any Project Company. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Renova or any Project Company, nor does Renova or such Project Company have any plan or intention of, or have received any notice that any other Person has any plan or intention of, filing making or obtaining any such petition, notice order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. Each of Renova and each Project Company is solvent and has sufficient assets and capital (and will be solvent and have sufficient assets after giving effect to the consummation of the relevant Transaction) to carry on its business as it is now conducted and to perform its obligations hereunder.

ARTICLE 8

[INTENTIONALLY OMITTED]

ARTICLE 9

REPRESENTATIONS OF EMYC

As of the Effective Date and as of the Closing Date, EMYC represents and warrants to Renova as follows:

9.1 Due Incorporation and Authority. EMYC is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, United States of America. EMYC has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority could not be expected to materially impair or delay the ability of EMYC to consummate the transactions contemplated hereby.

9.2 Authority to Execute and Perform Agreement. EMYC has all requisite company power and authority to execute and deliver each of the Transaction Documents to which it is a party. EMYC has taken all necessary company action to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which EMYC is a party has been or will be duly and validly executed and delivered by EMYC and each constitutes the legal, valid and binding obligation of EMYC, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

9.3 No Conflict. The execution and delivery by EMYC of the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby, and the performance by EMYC of the Transaction Documents to which it is a party in accordance with their terms will not:

(a) violate the certificate of formation or the operating agreement of EMYC;

(b) except as set forth in Section 9.3(b) of the EMYC Disclosure Letter (the “EMYC Consents and Notices”), require EMYC to obtain any consents, approvals, authorizations of, or make any filings with or give any notices to, any Governmental Bodies or any other Person that have not been obtained, made or given;

(c) if the EMYC Consents and Notices are obtained, made or given, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any material Contract, to which EMYC is a party or by or to which such EMYC or any of its properties is or may be bound or subject; or

(d) if the EMYC Consents and Notices are obtained, made or given, violate or result in the breach of Orders or any applicable Law or any Governmental Body.

9.4 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of EMYC or any Affiliates of EMYC by which Renova or any of its Affiliates could be bound from and after the Closing.

9.5 Litigation. There are no actions, suits, proceedings or investigations pending to which EMYC is a party or, to the Knowledge of EMYC, threatened against or affecting EMYC, that would have a material adverse effect on EMYC’s ability to consummate the Transactions or that could otherwise cause the Transactions to be reversed or unwound following the Closing. There are no actions, suits, proceedings or investigations pending to which TERG is a party or, to the Knowledge of EMYC, threatened against or affecting TERG, that would have a TERG Material Adverse Effect.

9.6 Availability of Funds. EMYC shall, on the Closing Date, have sufficient funds or legally binding commitments for sufficient funds to pay (a) all amounts required to be paid by EMYC in cash under Article 2 and (b) the fees and expenses of EMYC related to the transactions contemplated by this Agreement to enable EMYC to perform all of its obligations under this Agreement, and on the Closing Date, EMYC (or EMYC Sub) will have title to a sufficient number of shares of TERG Common Stock to transfer to Renova all shares of TERG Common Stock required to be transferred by EMYC (or EMYC Sub) under Article 2. EMYC acknowledges and agrees that notwithstanding anything to the contrary herein, EMYC’s obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.

9.7 Antitrust Filing Thresholds. Neither EMYC nor its economic group meets the turnover thresholds set forth in the Brazilian Federal Law no. 12,529/2011. Under the Brazilian Merger Regulation, the following entities shall be viewed as part of the same economic group: (a) entities subject to common control and the controlling shareholder; and (b) all the entities in which any of the companies subject to common control or the ultimate parent company holds, directly or indirectly, at least a twenty percent (20%) stake. As regards investment funds, the following entities shall be viewed as part of the same economic group: (i) the fund involved in the transaction; (ii) the group of any investor holding, directly or indirectly, fifty percent (50%) or more of that particular fund, either individually or by means of any type of agreement with other investors; and (iii) the portfolio companies controlled by the fund involved in the transaction, or in which the fund holds, directly or indirectly, at least twenty percent (20%) of the total or voting share capital.

9.8 TERG Common Stock. The shares of TERG Common Stock to be transferred by EMYC (or EMYC Sub) to Renova pursuant to the terms of this Agreement will be duly authorized by all necessary corporate action of TERG, and be validly issued, fully paid and non-assessable and immediately prior to the Closing will be held by EMYC (or EMYC Sub) free and clear of all Liens. Assuming the accuracy of Renova’s Representations and Warranties set forth in Sections 6.6 and 6.7, the transfer of the shares of TERG Common Stock pursuant to the terms of this Agreement is exempt from registration under the 1933 Act.

9.9 Absence of Changes. With respect to EMYC, since December 31, 2014 and until the Effective Date, there has not occurred any development, event or series of such occurrences that has had a material adverse effect on EMYC’s ability to consummate the Transactions or that could otherwise cause the Transactions to be reversed or unwound following the Closings.

9.10 Exclusivity of Representations. The Representations and Warranties made by EMYC in this Article 9 are the only representations and warranties of any kind, express or implied, relating to EMYC or the transactions contemplated hereby or by any other Transaction Document.

ARTICLE 10

COVENANTS AND AGREEMENTS

10.1 Confidentiality.

(a) Pre-Closing Periods. Except as expressly contemplated otherwise by the terms of the Transaction Documents, unless and until the Closing occurs:

(i) Renova shall keep confidential, except (1) as may be approved in writing by EMYC, or (2) as may be necessary for the proper discharge by Renova of its duties or exercise of its rights under this Agreement, or (3) as may be necessary to be disclosed to counsel, Taxing Authorities and accountants preparing Renova’s tax reports and filings, or (4) as may be required under applicable Law, (A) the terms and provisions of this Agreement, and (B) any and all information received by or in the possession of Renova relating to EMYC’s and its Affiliates business, assets, operations or prospects that is non-public, confidential or proprietary (the “EMYC Confidential Information”) in accordance with the terms and conditions of that certain Mutual Nondisclosure Agreement, by and between Renova and SunEdison, or their respective Affiliates (the “Confidentiality Agreement”);

(ii) EMYC shall keep confidential, except (1) as may be approved in writing by Renova, or (2) as may be necessary for the proper discharge by EMYC of its duties or exercise of its rights under this Agreement, or (3) as may be necessary to be disclosed to counsel, Taxing Authorities and accountants preparing EMYC’s tax reports and filings, or (4) as may be required under applicable Law, (A) the terms and provisions of this Agreement, (B) any and all information made available to, or in the possession of EMYC, relating to any Project Company that is non-public, confidential or proprietary, or (C) any and all analyses, compilations, data, studies or other documents prepared by or for EMYC, Renova or any Project Company in connection with the business of such Project Company utilizing information described in clause (B) above (the “Renova Confidential Information”) in accordance with the terms and conditions of the Confidentiality Agreement (the Renova Confidential Information together with the EMYC Confidential Information, the “Confidential Information”); and

(iii) Notwithstanding the provisions of Section 10.1(a)(i)-(ii), (A) the Parties shall be entitled to the extent necessary for the performance of their respective duties hereunder to allow access to details relating to the business of the other Parties exclusively to such of its employees and consultants who are directly concerned with the carrying out of its rights or duties under this Agreement; provided that each Party shall inform each of such Persons of the confidential nature of such information and of that Party’s obligations of confidentiality in respect thereof and such Party shall be responsible for any breach of such obligations by any recipients of such Confidential Information; and (B) the Parties shall have no obligation with respect to any Confidential Information, as applicable, which (1) is or becomes publicly known through no act of the receiving Party, (2) is approved for release by written authorization of the disclosing Party, (3) is developed independently by the receiving Party without use of or reference to such Confidential Information or (4) is required to be disclosed by the receiving Party pursuant to a legal process (so long as the receiving Party uses commercially reasonable efforts to avoid disclosure of such information, and prior to furnishing such information, the receiving Party notifies the disclosing Party and gives the disclosing Party the opportunity to object to the disclosure or to seek a protective order). Nothing in this Agreement shall bar the right of any Party to seek and obtain from any court injunctive relief against conduct or threatened conduct which violates this Section 10.1.

(b) Post-Closing Period. If the Closing occurs, from and after the Closing Date, EMYC and Renova shall hold and protect, and shall use their commercially reasonable efforts to cause their Affiliates and Representatives to hold and protect the Confidential Information with respect to the Projects, the Project Companies, the Swapped Securities and Transactions, as each protects other documents of similar nature in the course of their regular operations and in accordance with the terms and conditions set forth in the Confidentiality Agreement. Notwithstanding the foregoing, after the Closing Date, (i) the applicable information described in Section 10.1(a)(ii)(B) and (C) shall no longer be Renova Confidential Information, and (ii) EMYC Confidential Information shall be deemed to include any non-public information regarding each Project Company.

(c) Notwithstanding anything in this Agreement to the contrary, the Parties’ obligations to maintain the confidentiality of the Confidential Information with respect to a particular Project, Project Company, Swapped Securities or Transaction as required hereunder shall continue for a period of five (5) years following the first to occur of the date on this Agreement is terminated in accordance with its terms and the Closing Date.

10.2 Expenses. Except as otherwise specifically provided herein, EMYC and Renova shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions, including all fees and expenses of agents, Representatives, financial advisors, counsel and accountants; provided that any and all Project Company transaction expenses incurred prior to or in connection with the Closing shall be borne by Renova. For the avoidance of doubt, any reference to the sharing of expenses under this Agreement shall refer to expenses of EMYC and Renova (and not a Project Company). For the avoidance of doubt, all fees and expenses that are assessed by third Persons that are giving any Operating Project Consents and Notices shall be borne, subject to the limitation set forth in Section 10.4, by Renova. In addition, EMYC shall bear all costs and expenses in connection with the performance and completion by Renova’s auditing firm, Deloitte & Touche LLP, of an audit of the Operating Project Companies and their assets in accordance with GAAP.

10.3 Publicity.

(a) Except as may be required by Law or any stock exchange on which the securities of the Parties are listed, the Parties agree that no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by each Party. If any public announcement is required by Law to be made by any Party, prior to making such announcement, such Party will deliver a draft of such announcement to the other Party and shall give the other Party reasonable opportunity to comment thereon; provided, however, that the Parties shall make a joint press release upon the execution and delivery of this Agreement, which contents shall be consented to by the Parties (such consent not to be unreasonably delayed, conditioned or withheld).

(b) Notwithstanding the foregoing, (i) a Party shall not be required to seek the approval of the other Party with respect to any public disclosure which is substantially similar in content to any press release or any other subsequent or previously made public disclosure with respect to which the disclosing Party has otherwise complied with the provisions of this Section 10.3 and (ii) without limiting Section 10.1(a)(iii), EMYC may make such public disclosures regarding the Projects and the Project Companies as it reasonably believes required, upon the advice of its counsel, in order to comply with its disclosure obligations under U.S. or Brazilian securities Laws, as applicable, including the rules and regulations promulgated by the SEC and the CVM, as applicable; provided that EMYC shall, to the extent reasonably practicable, provide copies of the disclosure reasonably in advance of such filings or other public disclosures for Renova’s prior review and comment, which Renova shall provide as promptly as practicable (and in no event more than three (3) Business Days following receipt of such copies), and EMYC shall consider all such comments in good faith.

10.4 Efforts to Close. Subject to the terms and conditions provided herein, each of the Parties agrees to cooperate and to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the satisfaction of all conditions precedent to the obligations of such Party set forth herein that it is required and obligated to satisfy (or to cause to be satisfied) in order to proceed with the Closing. Without limiting the foregoing, each Party, as promptly as practicable, shall use its commercially reasonable efforts to: (a) comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated by this Agreement, including furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Body, and make, or cause to be made, all filings and submissions required to be made by it under applicable Law to consummate the transactions contemplated hereby; (b) obtain, or cause to be obtained, all consents and approvals necessary for it to consummate the transactions contemplated hereby; (c) take or cause to be taken all other actions necessary and proper in order to fulfill its obligations hereunder; (d) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party, Governmental Body or other Person in connection with the foregoing; and (e) complete the Reorganization, if any. Notwithstanding the foregoing, neither Renova nor any of its Affiliates shall have any obligation to give any guarantee or pay any consent fee or other consideration of any nature in excess of US$1,000,000 in the aggregate in connection with the delivery of any waiver, consent, approval or authorization relating to the transactions contemplated by this Agreement. EMYC and Renova shall not take any action inconsistent with their obligations under this Agreement that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

10.5 Real Estate Diligence. From the Effective Date until the earlier of (a) the date that is sixty (60) days following the Effective Date and (b) the effective date of the TERG IPO (the “Real Estate Due Diligence Period”), EMYC shall be permitted to conduct such review that EMYC may elect of the Project Company Leases and of the Project Company Properties, as the case may be. Renova shall provide the information it has available to EMYC and its Representatives access to information in accordance with Section 10.11 to support such review. In the event that such review results in the identification of any Lien or other contractual circumstance (including any covenants, conditions, restrictions, agreements and easements) that would reasonably be expected to materially impair a Project Company’s use of any relevant Real Property, EMYC may, in its sole discretion at any time prior to the end of the Real Estate Due Diligence Period, notify Renova of any of the foregoing issues (a “Real Property Objection”). In the event EMYC notifies Renova of a Real Property Objection in writing prior to the end of the Real Estate Due Diligence Period, then Renova shall attempt to cure such Real Property Objection through the Closing Date. If any Real Property Objection is not timely cured, in a manner reasonably satisfactory to EMYC, then EMYC may elect either to terminate this Agreement with respect to the relevant Project Company pursuant to the terms of this Section 10.5 (and Section 13.1(g)) or EMYC may waive such Real Property Objection, and such waiver shall not affect the Closing or be deemed to cause any of the conditions to Closing set forth in Article 12 to be unsatisfied (provided that any such waiver shall not impact EMYC’s right to indemnification hereunder). Notwithstanding anything herein to the contrary, Renova shall be obligated to cure any Real Property Objection if the out of pocket costs paid by Renova in connection therewith would not be in excess of US$1,000,000.

10.6 Antitrust Approvals. In accordance with EMYC’s representation and warranty set forth in Section 9.7 of this Agreement, the Transactions are not subject to mandatory filing with the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica - CADE) of Brazil. EMYC acknowledges that Renova is exclusively relying on EMYC’s Representations and Warranties set forth in Section 9.7 and Renova did not undertake any study or independent investigation to confirm the accuracy thereof.

10.7 [Intentionally Omitted].

10.8 Notice of Certain Events.

(a) During the period between the Effective Date and the Closing Date (or the earlier termination of this Agreement) (the “Interim Period”), Renova shall promptly notify EMYC in writing of, with respect to the Projects and the Project Companies:

(i) the occurrence of any of items set forth in Section 10.12;

(ii) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or would reasonably be expected to result in the failure of a condition to the Closing set forth in Article 12;

(iii) any notice or other communication from any Governmental Body seeking information regarding the transactions contemplated by this Agreement;

(iv) any notice or other communication to or from any Governmental Body in connection with the material non-compliance by the relevant Project Company of any applicable Environmental Law; and

(v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(b) During the Interim Period, EMYC shall promptly notify Renova in writing of, with respect to the Projects and the Project Companies:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on EMYC’s ability to consummate the Transactions or that could otherwise cause the Transactions to be reversed or unwound following the Closings, or (B) has resulted in, or would reasonably be expected to result in the failure of a condition to the Closing set forth in Article 12;

(ii) any notice or other communication from any Governmental Body seeking information regarding the transactions contemplated by this Agreement; and

(iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(c) Renova shall have the right from time to time prior to the Closing to supplement the Renova Disclosure Letter with respect to any matter that arises or becomes known by Renova after the date hereof and that would have been required or permitted to be set forth or described in the Renova Disclosure Letter had such matter existed or been known to Renova as of the date hereof.

(d) The receipt of information pursuant to this Section 10.8 by any Party shall, to the extent the facts and circumstances underlying such information would give rise to a right of termination pursuant to Sections 13.1(e) and 13.1(f) and the receiving Party shall not have exercised such rights on or before the end of the fifteenth (15th) Business Day following receipt of such information, constitute a limited waiver by such Party solely with respect to such facts and circumstances as they relate to the applicable closing condition(s), but in no way shall such waiver operate as a waiver of such breach or otherwise affect any representation, warranty or agreement given or made by Renova or EMYC, as the case may be, in this Agreement, for purposes of Liability or indemnification, and shall not be deemed to amend or supplement the Renova Disclosure Letter.

10.9 Further Assurances. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement with respect to the Projects and the Project Companies, the Parties shall exercise commercially reasonable efforts to take all such necessary actions.

10.10 Project Indebtedness.

(a) Renova shall not be required at or prior to the Closing to repay or prepay any Indebtedness of any Project Company or of any Closing Holdco, regardless of whether such Indebtedness is outstanding as of the Effective Date or incurred by such Person after the Effective Date and prior to the Closing; provided that (i) such Indebtedness can be prepaid or repaid without any such prepayment, breakage, make whole or other similar fees, expenses or penalties, or (ii) Renova, on behalf of the relevant Project Company, agrees to pay any prepayment, breakage, make whole or other similar fees, expenses or penalties.

(b) Prior to the Closing, Renova shall cause all outstanding advances for capital increases (Adiantamentos Para Futuro Aumento de Capital, under Brazilian Law) made available by Renova and its Affiliates for the Project Companies and all Indebtedness of the Project Companies with Renova and its Affiliates, including those transactions listed in Section 7.23 of the Renova Disclosure Letter, be fully converted in investment by Renova in the capital stock of the relevant Project Company, in such a way so that there are no such transactions outstanding on Closing.

10.11 Access to Information for EMYC. During the Interim Period, Renova shall: (i) provide EMYC with reasonable access to, and the right to inspect and perform noninvasive sampling or testing of, the Properties and all books and records and other documents and data of each Project Company; (ii) furnish EMYC with such financial, operating and other data and information related to such Project Company as EMYC may reasonably request and that is in the possession or control of Renova or readily available thereto; (iii) upon reasonable notice to Renova and during normal business hours, permit EMYC to interview managerial personnel familiar with such Project Company generally; and (iv) instruct the advisors, consultants and other Representatives of Renova to reasonably cooperate with EMYC in its investigation of such Project Company and its assets. No investigation by EMYC or information received by EMYC shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Renova in this Agreement. Notwithstanding the foregoing, Renova shall not be required to provide (A) any information that is subject to attorney-client privilege to the extent doing so would cause such privilege to be waived, or (B) any information that is prohibited to be disclosed by any Law, Order, Permit or Contract (but after Renova has used commercially reasonable efforts to obtain the consent of the other party to the Contract to disclose such information and such consent has been denied).

10.12 Interim Operating Covenants.

(a) During the Interim Period with respect to each Project and Project Company, unless otherwise expressly contemplated by this Agreement (including Section 10.10 hereof), Renova shall cause such Project Company to, and such Project Company shall be required to:

(i) operate in the ordinary course of business, consistent with past practice and in accordance with applicable Law;

(ii) maintain the assets of such Project Company in the ordinary course of business, consistent with past practice;

(iii) pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with past practice, except if the same are contested in good faith; and

(iv) perform in all material respects its obligations under any Material Contract to which it is a party in the ordinary course of business consistent with past practice.

(b) [Intentionally omitted.]

(c) Except as set forth on Section 10.12(c) of the Renova Disclosure Letter and pursuant to Section 10.10, during the Interim Period with respect to each Project and Project Company, Renova shall cause such Project Company to refrain from taking any of the following actions without EMYC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), provided, however, that no such restriction or limitation may be construed to imply that EMYC is, or is acting as, a shareholder of any Project Company or as a partner or joint-venturer of Renova during the Interim Period, whether under applicable Law or otherwise:

(i) incur, amend, substitute, create or assume any Lien on any of its material assets or properties, except for (A) Liens which were approved by the Pre- Effective Date Board Approvals, (B) the renewal of Liens in similar terms and conditions as those approved by the Pre-Effective Date Board Approvals, (C) Liens to be created under the terms and conditions set forth in the power purchase and sale policy of Renova approved by the Pre-Effective Date Board Approvals, and Liens incurred in connection with any Indebtedness (subject to Section 10.10);

(ii) make any capital expenditure, or commitment for capital expenditures in a single or series of related transactions outside of the ordinary course of business, consistent with past practice that, individually or in the aggregate, exceeds US$750,000, except if provided in Renova’s or any Project Company’s annual budget or any specific budget to the relevant Project disclosed in writing to EMYC prior to the Effective Date;

(iii) acquire any Properties or intellectual property from any Person in a single or series of related transactions if the fair market value, book value or cost of such assets exceeds US$750,000 (other than the purchase of inventory or supplies in the ordinary course of business, consistent with past practice) or the acquisition is of Real Property, except if provided in Renova’s or any Project Company’s annual budget or any specific budget to the relevant Project disclosed in writing to EMYC prior to the Effective Date;

(iv) lease any Properties from any Person in a single or series of related transactions, except if approved by the board of directors of Renova before the Effective Date or if provided in Renova’s or any Project Company’s annual budget or any specific budget to the relevant Project disclosed in writing to EMYC prior to the Effective Date;

(v) sell, exchange, grant, assign, cede, delegate, dispose of or transfer any Properties or intellectual property to any Person in a single or series of related transactions outside of the ordinary course of business, consistent with past practice, except if approved by the board of directors of Renova before the Effective Date or if provided in Renova’s or any Project Company’s annual budget or any specific budget to the relevant Project disclosed in writing to EMYC prior to the Effective Date;

(vi) acquire or sell an entity or subdivision thereof, or substantially all of the assets of an entity or subdivision hereof, except if such acquisition of assets is provided in Renova’s or any Project Company’s annual budget or any specific budget to the relevant Project, whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets or otherwise;

(vii) license to or from any Person any material intellectual property rights;

(viii) pay, discharge or satisfy any material Liabilities relating to the Project that, individually or in the aggregate, exceeds US$750,000, except in the ordinary course, consistent with past practice;

(ix) amend, vary, terminate, cancel, suspend, supplement or enter into, waive or relinquish any material rights under, or allow to expire or fail to fulfill the requirements which may reasonably be expected to result in Losses to be suffered or incurred by Renova or any Project Company or suffer the suspension of any Permit, any lease or any other Material Contract (for purposes of this clause the US$ amount in clause (i) of the definition of Material Contract shall be deemed to be US$750,000) to which such Project Company is a party, except in the ordinary course, consistent with past practice;

(x) amend, vary, supplement, terminate, cancel, suspend or enter into, waive or relinquish any material rights under, or allow to expire or fail to fulfill the requirements which may reasonably be expected to result in Losses to be suffered or incurred by Renova or any Project Company, any Material Contract (for purposes of this clause the US$ amount in clause (i) of the definition of

Material Contract shall be deemed to be US$ 750,000) (other than with another Project Company) regarding or relating to the use of any Real Property or other assets;

(xi) except in connection with the Reorganization, issue, sell, cede, assign or otherwise transfer or dispose of, or pledge or otherwise encumber, any Swapped Securities, any Operating Project Company Shares or other securities of a Project Company, a Renova Holdco or a New Renova Holdco;

(xii) revalue any material asset, including writing off any receivable or reversal of any reserve taken other than upon realization of the underlying asset against which the reserve was taken, except as required by the applicable Law or the Applicable Reporting Standards;

(xiii) write-down any material asset used or held for use in such Project, except in the ordinary course, consistent with past practice, except as required by the applicable Law or the Applicable Reporting Standards;

(xiv) amend, terminate, supplement or enter into any Contract or series of related Contracts (to which such Project Company is a party) with any Related Party that exceeds US$750,000;

(xv) enter into any transaction or series of related transactions with an amount of consideration that exceeds US$750,000;

(xvi) change accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by such Project Company or revaluation by such Project Company of any of its assets, except as required by the applicable Law or the Applicable Reporting Standards;

(xvii) amend or repeal any of its Project Organizational Documents, except if the applicable resolution is taken in respect of any Project Company for (a) the amendment of the address of its head offices, or the amendment of its corporate name;

(xviii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xix) declare, set aside for or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of any securities of such Project Company;

(xx) defer or delay payment of any payable other than in the ordinary course, consistent with past practice (and in no event more than forty-five (45) days past the date when the obligation was incurred), or discount, or make an accommodation or other concession other than in the ordinary course, consistent with past practice, in order to accelerate or induce the collection of any receivable or otherwise accelerate or induce the early collection of any receivable other than in the ordinary course, consistent with past practice;

(xxi) other than pursuant to the Contracts set forth on Section 10.12(c)(xxi) of the Renova Disclosure Letter or to the extent expressly required by the Transaction Documents, make any payments, distributions or other disbursements of any kind to any Related Party;

(xxii) change any method of Tax accounting, make or change any Tax election, or settle or finally resolve any Tax contest with respect to a Tax, except as required by the applicable Law or the Applicable Reporting Standards;

(xxiii) [intentionally omitted];

(xxiv) seek to amend in any material respect any material Permits or Orders that may reasonably be expected to result in any material restrictions or limitations on the operation of the business;

(xxv) settle or initiate (which shall not include counter claims) any Action or series of related Actions except for any Action (or series of related Actions) that involves the payment of money damages by Renova or any Project Company of less than US$750,000 in the aggregate and that does not impose material restrictions or limitations on the operation of the business; or

(xxvi) enter into any negotiation of, enter into any Contract, agreement or arrangement to do, or give notice of intent to do, any of the things described in the preceding clauses (i) through (xxv).

10.13 Assistance with Foreign Exchange Transaction Registration. If EMYC is the acquirer of the Swapped Securities hereunder, Renova shall register, or shall assist EMYC in registration of, the Foreign Exchange Transaction with the Central Bank of Brazil within 30 days following the Closing Date, as contemplated in the applicable Brazilian currency control regulations.

10.14 Transfer Restrictions.

(a) Renova covenants and agrees that it will not at any time prior to the six (6)-month anniversary of the Closing (the “Transfer Restriction Period”), (i) directly or indirectly, sell, assign, pledge, hypothecate or otherwise transfer (or enter into an obligation regarding the future sale, assignment, pledge or transfer of) any interest in any of the shares of TERG Common Stock transferred to Renova hereunder; provided that Renova shall be permitted to pledge its shares of TERG Common Stock as collateral in connection with a financing prior to the expiration of the Transfer Restriction Period; or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of, any shares of TERG Common Stock.

(b) Notwithstanding Section 10.14(a), Renova at any time may tender any shares of TERG Common Stock owned by Renova in response to a tender or exchange offer with respect to the TERG Common Stock, subject to Section 10.16.

(c) EMYC may impose or cause to be imposed stop transfer instructions to effectuate the provisions of this Section 10.14 and, until the end of the Transfer Restriction Period, may stamp or cause to be stamped each certificate evidencing any of the shares of TERG Common Stock with a restrictive legend in customary form.

10.15 Right to Board Appointment.

(a) On and after the Closing, TERG shall promptly take all actions required, subject to the requirements of
Section 10.15(e), to cause the nomination and appointment of the individual designated by Renova by written notice to serve as a director on the TERG board of directors (the “Initial Renova Appointed Director”).

(b) At each annual (or, if applicable, special) meeting of the stockholders of TERG held after the appointment of the Initial Renova Appointed Director, but subject to the requirements of Section 10.15(e), TERG shall cause, directly or indirectly, the nomination of the Initial Renova Appointed Director or a different appointee designated by Renova (together with the Initial Renova Appointed Director, the “Renova Appointed Director”), in connection with any proxy statement pursuant to which TERG intends to solicit stockholders with respect to the election of directors, whether at an annual or special meeting of the stockholders of TERG, and shall have the TERG board of directors recommend in connection with such proxy statement that the stockholders of TERG vote for the election of the Renova Appointed Director for election at such time.

(c) Vacancies in the TERG board of directors arising through the death, resignation or removal of any Renova Appointed Director, may be filled by the TERG board of directors only with a Renova Appointed Director, and such Renova Appointed Director shall hold office until the next election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(d) Subject to the requirements of Section 10.15(e), Renova will retain the right to appoint and nominate a Renova Appointed Director under this Section 10.15 until the date that is six (6) months following the expiration of the exclusivity provisions set forth in the Development Assets Agreement, as such provisions may be extended, provided that Renova continues to hold at least forty percent (40%) of all shares of TERG Common Stock issued to Renova pursuant to this Agreement and the Phase II Agreement. Upon such time as the above requirements are no longer satisfied, TERG may request that the Renova Appointed Director then serving on the TERG board of directors resign, and Renova shall thereupon cause such director to resign immediately from the TERG board of directors.

(e) The election and appointment of the Renova Appointed Director shall be subject to all legal requirements and TERG’s governance standards regarding service as a director of TERG, and to the reasonable approval of the TERG board of directors or committee thereof that has been charged with evaluating nominees to the TERG board of directors;

provided, however, that (i) if any such Renova Appointed Director is not approved for nomination, Renova shall have the right to select a Person as a replacement nominee and TERG shall cause the nomination of such Person in accordance with Section 10.15(b), subject to the terms of this Section 10.15(e), and (ii) for so long as Renova retains the right to appoint and nominate a Renova Appointed Director in accordance with Section 10.15(d), subject to applicable legal requirements, the organizational documents of TERG shall accommodate and be subject to, and TERG shall not amend, restate, repeal, supplement or otherwise modify and provision of any of its organizational documents in a manner that would materially limit or conflict with the rights and obligations set forth in this Section 10.15 with respect to the nomination, election and appointment of the Renova Appointed Director.

(f) For so long as Renova retains the right to appoint and nominate a Renova Appointed Director in accordance with Section 10.15(d), then TERG shall notify Renova in writing of the date on which proxy materials are expected to be mailed by Renova in connection with an election of directors at an annual or special meeting of the stockholders of TERG (and TERG shall deliver such notice at least forty-five (45) days, or such shorter period to which Renova consents in writing, prior to such expected mailing date or such earlier date as may be specified by TERG reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee will be included in such proxy materials at the time such proxy materials are mailed). TERG shall provide Renova with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the Renova Appointed Director or the rights and obligations provided under this Agreement and to discuss any such comments with TERG. TERG shall notify Renova if TERG becomes aware of any material opposition from a significant shareholder of TERG to a Renova Appointed Director sufficiently in advance of the date on which such proxy materials are to be mailed by TERG in connection with such election of directors so as to enable Renova to propose a replacement Renova Appointed Director, if necessary, in accordance with the terms of this Agreement, to the extent TERG becomes of aware of any such opposition within such time frame.

10.16 Voting of TERG Common Stock. For as long as SunEdison Controls TERG, Renova hereby irrevocably and unconditionally agrees that, during the period commencing on the date on which Renova receives any shares of TERG Common Stock pursuant to a Transaction until such time as Renova and its Affiliates do not own any shares of TERG Common Stock, will vote (or cause to be voted) the shares of TERG Common Stock in opposition to any proposal regarding a merger, reorganization, sale of all or substantially all of the assets of TERG or any other transaction that would result in an TERG Change in Control if so requested by SunEdison.

10.17 Dividend Payments on TERG Common Stock. Renova and EMYC hereby agree that, to the extent permitted by Brazilian Law, as long as Renova or its Affiliates own any shares of TERG Common Stock issued to Renova hereunder, when and if cash dividends are declared with respect to the TERG Common Stock, as an administrative convenience and service provided by EMYC to Renova hereunder, EMYC or its designee shall prior to payment of the applicable dividend to Renova or its Affiliates, pay applicable cash dividend payment to Renova and its Affiliates in R$, based on the Exchange Rate. For the avoidance of doubt, the payment mechanism contemplated by this Section 10.17 may be waived or amended with the prior written consent of Renova and absent any such waiver or amendment all cash dividend payments on the TERG Common Stock to Renova and its Affiliates will be converted into and paid in R$ pursuant to the terms of this Section 10.17.

10.18 Standstill Restrictions. During the period commencing from the Closing Date and for so long as Renova has the right to nominate and appoint the Renova Appointed Director, Renova covenants and agrees that, unless invited in writing with the approval of a majority of the TERG board of directors, it will not, and will not cause or permit any of its Affiliates to, directly or indirectly:

(a) acquire, offer to acquire or agree to acquire, by purchase or otherwise, beneficial ownership of any shares of TERG Common Stock that, combined with all other shares of TERG Common Stock held by Renova and its Affiliates equals 50% or more of the total outstanding TERG Common Stock;

(b) make any statement or proposal to TERG or any of TERG’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the 1934 Act) with respect to, or otherwise solicit or effect, or seek or offer or propose to effect (whether directly or indirectly, publicly or otherwise) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving TERG or any of its Subsidiaries, (ii) any restructuring, recapitalization, liquidation, dissolution or similar transaction involving TERG or any of its Subsidiaries, including any divestiture, break-up or spinoff, or (iii) any acquisition of any of TERG’s or its Subsidiary’s equity securities or rights or options to acquire interests in TERG’s or its Subsidiary’s equity securities;

(c) negotiate, have any discussions or act in concert with, or advise or knowingly finance, assist or encourage, any other Person in connection with any of the actions set forth in Section 10.18(a) and (b) (it being understood that, without limiting the generality of the foregoing, Renova and its Affiliates will not be permitted to act as a joint bidder or co-bidder with any other Person with respect to any of the actions set forth in Section 10.18(b));

(d) request, call or seek to call a meeting of the stockholders of TERG, nominate any individual for election as a director of TERG at any meeting of stockholders of TERG, submit any stockholder proposal (pursuant to Rule 14a-8 promulgated under the 1934 Act or otherwise) to seek representation on the TERG board of directors (other than as contemplated by Section 10.18) or any other proposal to be considered by the stockholders of EMYC, or publicly recommend that any other stockholder vote in favor of, or otherwise publicly comment favorably about, or solicit votes or proxies for, any such nomination or proposal submitted by another stockholder of TERG, or otherwise publicly seek to control or influence the board of directors, management or policies of TERG;

(e) deposit any shares of the voting stock of TERG in a voting trust or similar arrangement or subject any shares of voting stock of TERG to any voting agreement, pooling arrangement or similar arrangement;

(f) take any action which would reasonably be expected to require TERG or any of its Affiliates to make a public announcement regarding any of the actions set forth in this Section 10.18; or

(g) request that TERG, directly or indirectly, amend, waive or terminate any provision of this Section 10.18 (including this sentence), unless and until the Person seeking such amendment, waiver or termination has received the prior written invitation or approval of TERG.

10.19 Asset Management Services.

(a) Until the first anniversary of the Closing, for any operating wind, solar and small hydro power generation projects or assets owned by SunEdison and its Affiliates in Brazil, SunEdison hereby grants to Renova the right to provide project-level asset management services (“Asset Management Services”). The fees for the provision of such Asset Management Services during such term shall be mutually agreed by Renova and EMYC in good faith, plus (i) reasonable costs and expenses incurred by Renova in connection with the provision of such services and (ii) any Taxes that may be levied or imposed by any Governmental Body on Renova or its Affiliates by reason of the provision of the Asset Management Services (other than income and similar Taxes).

(b) During such term, the Parties shall negotiate in good faith to agree upon the terms of, and enter into, one or more agreements in respect of the projects or assets to which Renova will have the right to provide Asset Management Services.

(c) In the event the Parties are not able to reach an agreement relating to the agreements as described in clause (b) above, EMYC shall be free to engage any project-level asset management service providers with respect to operating wind, solar and small hydro power generation projects or assets owned by SunEdison and its Affiliates in Brazil.

10.20 Material Contract Transfers. Prior to the Closing, Renova shall take all actions required, including obtaining all necessary Third Party consents, to transfer the Properties, Contracts with respect to the Real Property and the Material Contracts, including Power Purchase Agreements listed on Section 10.20 of the Renova Disclosure Letter, from the current Affiliate of Renova party to such Material Contract or Contract with respect to the Real Property to the applicable Project Company set forth on Section 10.20 of the Renova Disclosure Letter. Renova shall provide EMYC with documentation evidencing such transfers and receipt of all required Third Party consents in connection therewith, including annotation in the relevant real estate enrollment certificate (Matrícula), if applicable, before the incumbent real estate registration office (Registro de Imóveis) when Properties or Contracts with respect to the Real Property are being transferred, which shall be in form and substance reasonably acceptable to EMYC.

10.21 [Intentionally Omitted].

10.22 Technical Remediation Items. Renova shall remediate, or shall cause the remediation of, each of the items set forth in Schedule VI (the “Remediation Items”) as soon as reasonably practicable, but no later than October 31, 2015, at the sole cost and expense of Renova. All such remediation will be performed in accordance with Generally Accepted

Industry Practices and in a manner reasonably acceptable to EMYC with the work plan to be mutually agreed upon by Renova and EMYC. In the event that any Remediation Items are not remedied in accordance with the standards described above prior to Closing, then at the Closing an amount equal to aggregate US$ amount of the outstanding Remediation Items as set forth in Schedule VI (the “Closing Date Remediation Amount”) shall be placed in the Remediation Escrow Account (based upon the Exchange Rate); provided that the Closing Date Remediation Amount shall in no case exceed the aggregate value of the Remediation Items set forth in Schedule VI as of the Effective Date. From time to time, but no more frequently than twice a month, Renova shall be entitled to withdraw amounts deposited in the Remediation Escrow Account to pay for costs and expenses incurred in connection with Remediation Items in accordance with the mutually agreed upon work plan and the procedures set forth in the Remediation Escrow Agreement. Upon the completion of each Remediation Item, Renova shall deliver to EMYC a certification of such completion. Within five (5) days following the date upon which EMYC (acting reasonably) agrees that such Remediation Item has been completed in accordance with the standards and procedures of this Section 10.22, Renova and EMYC shall deliver joint written instructions to the Escrow Agent directing the release of the portion of the Escrow Amount that pertains to such completed Remediation Item that remains in the Remediation Escrow Account on the date of such completion.

10.23 Brazilian Tax Information. For so long as Renova holds any shares of TERG Common Stock, EMYC shall use commercially reasonable efforts to provide to Renova information sufficient so as to allow Renova to prepare its tax returns in Brazil, including any and all information reasonably necessary for Renova to apply US tax credits in Brazil.

10.24 [Intentionally Omitted].

ARTICLE 11

TAX MATTERS

11.1 Transfer Taxes. Each Party shall be solely responsible for the timely payment of any applicable Taxes that are charged to such Party, including taxation on revenues, arising out of or in connection with the Transactions contemplated by this Agreement and shall indemnify, defend and hold harmless the other Party with respect to such portion of such Taxes. Renova is solely responsible for any capital gains taxes arising out of the Transactions due by Renova. All the amounts in cash required to be paid to Renova (or any of its Affiliates as applicable) under this Agreement shall be made free of any withholding of any Tax and/or fee (including fees charged by banks) of any nature in connection with any Foreign Exchange Transactions.

11.2 Tax Returns. Except as otherwise provided in Section 11.1

(a) EMYC shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed by each Project Company for taxable years or periods (i) beginning after or (ii) beginning on or before, and ending after the Closing Date (each, a “Straddle Period”). All such Tax Returns shall be prepared in a manner consistent with past practice except to the extent otherwise required by Law. Not later than thirty (30) days prior to the due date for filing of each such Straddle Period Tax Return, EMYC shall provide Renova with a draft copy of such Straddle Period Tax Return for review and comment, and EMYC shall include, in the Tax Return filed, all comments provided by Renova with respect to any such draft copy not later than five (5) days prior to such due date.

(b) Without the written consent of Renova, EMYC shall not amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return filed by any Project Company for any taxable year or period beginning on or before the Closing Date or make any Tax election for a Project Company that has retroactive effect to any such period.

(c) Renova shall timely pay, or cause to be timely paid, all Taxes due in respect of Taxes for periods prior to the Closing Date.

11.3 Straddle Period Tax Liabilities. Where it is necessary for purposes of this Agreement to apportion between Renova and EMYC the Taxes of or with respect to any Project Company for a Straddle Period, such liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that non-income Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

11.4 Assistance and Cooperation. After the Closing Date, EMYC and Renova shall (and shall cause their respective Affiliates to) reasonably cooperate in preparing for any audits of, or disputes with any Governmental Body regarding, any Tax Returns by or with respect to such Project Company, including making available to each other all records necessary in connect therewith.

11.5 Audits.

(a) EMYC shall notify Renova regarding, and within ten (10) days after, the receipt by EMYC or any of its Affiliates (including the relevant Project Company) of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to such Project Company to the extent relating to any taxable year or period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Period”). Renova can elect to control the contest with respect to such Project Company (a “Pre-Closing Period Contest”), provided that Renova shall take no action to settle, compromise, prejudice or otherwise dispose of any aspect of such Pre-Closing Period Contest without the consent of EMYC, which consent shall not be unreasonably withheld or delayed.

(b) If Renova does not elect to control pursuant to Section 11.5(a), EMYC shall control any Pre-Closing Period Contest, provided that EMYC shall take no action to settle, compromise, prejudice or otherwise dispose of any aspect of such Pre-Closing Period Contest without the consent of Renova, which consent shall not be unreasonably withheld or delayed.

(c) The Party controlling a Pre-Closing Period Contest shall keep the non-controlling Party reasonably apprised of developments in the contest and shall provide the non-controlling Party the opportunity to attend meetings and to review and comment on submissions to be provided in connection with the contest in advance of their submission, provided that all decisions regarding the Pre-Closing Period Contest shall be made in the good faith discretion of the Party controlling the contest.

11.6 Certain Actions. EMYC shall not amend any Tax Return filed or required to be filed by any Project Company for a taxable year or period beginning on or before the Closing Date if such action would (i) increase Renova’s or any of its Affiliates’ liability for Taxes, (ii) result in any Taxes for which Renova is required to indemnify EMYC pursuant to this Agreement or (iii) result in, or change the character of, any income or gain that must be reported on any Tax Return filed or to be filed by Renova or any of its Affiliates.

11.7 Refunds and Tax Refunds. Any Tax refunds that are received by EMYC or any Project Company and any amounts credited against Tax to which EMYC or a Project Company become entitled, that relate to Tax periods or portions thereof ending on the Closing Date shall be for the account of Renova and EMYC shall pay to Renova such refund or the amount of any such credit (net of income Taxes of EMYC or a Project Company attributable to such refund or credit) within fifteen (15) days after receipt or becoming entitled thereto, unless such refund was otherwise reflected in the Net Working Capital of the applicable Project Company.

ARTICLE 12

CONDITIONS TO CLOSING

12.1 Conditions Precedent to the Obligations of the Parties. The respective obligations of the Parties to consummate any Transaction are subject to the satisfaction or written waiver by Renova and EMYC, in whole or in part (to the extent such conditions can be waived), in their respective sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Except as set forth in Schedule 12.1(a), no Law shall have been enacted, promulgated or enforced by any Governmental Body which prevents, restrains or enjoins the consummation of the Transactions.

(b) (i) There shall not be in effect any Order preventing, restraining or enjoining, or seeking to prevent, restrain, or enjoin the consummation of the Transactions, and (ii) no Action to prevent, restrain or enjoin the consummation of the Transactions shall have been filed by any Governmental Body.

(c) The TERG IPO shall have occurred.

(d) EMYC (or EMYC Sub) and Renova shall have each prepared and delivered their respective Appraisal Reports for the purposes of completing a Foreign Exchange Transaction.

(e) The Transaction shall have been registered by both EMYC (or EMYC Sub) and Renova with the Central Bank of Brazil as contemplated in the applicable Brazilian currency control regulations, including the simultaneous foreign currency exchange transactions (operações simultaneas de câmbio, under Brazilian Law) that will enable the payment of the Swap Value with a number of shares of TERG Common Stock on the Closing Date (“Foreign Exchange Transactions”).

(f) The Other Closing shall have occurred or shall occur simultaneously with the Closing.

12.2 Conditions Precedent to the Obligations of EMYC (or EMYC Sub). The obligations of EMYC (or EMYC Sub) to consummate the Transaction are subject to the satisfaction or written waiver by EMYC (or EMYC Sub), in whole or in part (to the extent such conditions can be waived), in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a) (i) each of the Renova Fundamental Representations shall be true and correct in all respects, (ii) for each of the Representations and Warranties (other than Renova Fundamental Representations) made by Renova in this Agreement with respect to Renova, each Project Company and each Project that are qualified as to materiality, or any similar standard or qualification all such standards or qualifications shall be disregarded and such Representations and Warranties shall be true and correct in all respects, and (iii) each of the Representations and Warranties made by Renova in this Agreement with respect to Renova, each Project Company and each Project that are not so qualified shall be true and correct in all respects, except, in the cases of clauses (ii) and (iii) as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, in each case on and as of the Effective Date and as of the Closing Date, in each case with the same force and effect as though such Representations and Warranties had been made at and as of such date (other than any Representations and Warranties that expressly relate to a particular date, which Representations and Warranties shall be true and correct as of such date);

(b) Renova and each Project Company shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement or the Ancillary Agreements to be performed or complied with by Renova or such Project Company at or prior to the Closing, including Section 10.8.

(c) All of the Operating Project Consents and Notices shall have been obtained or given, as applicable, in form and substance reasonably acceptable to EMYC.

(d) Renova shall have delivered to EMYC all documents required to be delivered pursuant to Section 3.2(a).

(e) Since the Financial Statements Date, there shall not have occurred any Material Adverse Effect with respect to the any Project or Project Company.

(f) Any and all required consents, waivers or other approvals under any Project Company Shareholders’ Agreement shall have been obtained in form and substance acceptable to EMYC.

(g) Renova shall enter into the Foreign Exchange Transactions on the Closing Date to enable EMYC to register its equity interest in each Closing Holdco and each Project Company with the Central Bank of Brazil, as contemplated by the applicable Brazilian currency control regulations.

(h) Renova shall have provided EMYC with documentation evidencing the transfers of the Contracts with respect to the Real Property and the Material Contracts set forth in Section 10.20 of the Renova Disclosure Letter and receipt of all required Third Party consents in connection therewith.

(i) To the extent applicable, the Reorganization shall have been completed in a manner that, in EMYC’s reasonable determination, does not materially adversely affect the value of the Swapped Securities and Operating Project Companies to EMYC following the Closing, and Renova shall have provided any information with respect to any New Renova Holdco reasonably requested by EMYC.

12.3 Conditions Precedent to the Obligations of Renova. The obligations of Renova to consummate the Transactions are subject to the satisfaction or written waiver by Renova, in whole or in part (to the extent such conditions can be waived), in their sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Each of the Representations and Warranties made by EMYC in this Agreement that are qualified as to materiality, or any similar standard or qualification, shall be true and correct in all respects, and each of the Representations and Warranties made by EMYC in this Agreement that are not so qualified shall be true and correct in all material respects (except that the EMYC Fundamental Representations shall be true and correct in all respects), in each case on and as of the date of this Agreement and as of the Closing Date, in each case with the same force and effect as though such Representations and Warranties had been made at and as of such date (other than any representations and warranties that expressly relate to a particular date, which Representations and Warranties shall be true and correct as of such date).

(b) EMYC shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement or the Ancillary Agreements to be performed or complied with by EMYC at or prior to the Closing.

(c) All of the EMYC Consents and Notices shall have been obtained or given, as applicable.

(d) EMYC (or EMYC Sub) shall have transferred to Renova the TERG Common Stock to be transferred to Renova as required under Section 2.3.

(e) EMYC shall have delivered to Renova all documents required to be delivered pursuant to Section 3.2(b).

(f) Since the Effective Date, there shall not have occurred any TERG Material Adverse Effect.

ARTICLE 13

TERMINATION

13.1 Termination. This Agreement may be terminated in full at any time prior to the Closing only as follows:

(a) By mutual written agreement of Renova and EMYC;

(b) (i) By Renova by written notice to EMYC if the TERG IPO shall not have been consummated on or before October 31, 2015 or (ii) by Renova or EMYC by written notice to the other if the Closing shall not have occurred on or before February 28, 2016; provided that (A) in the case of a termination pursuant to clause (i) above, such date will be extended to account for any cure period afforded to EMYC pursuant to Section 13.1(c), and (B) termination under this Section 13.1(b) shall not be available to a Party if the Closing has not occurred primarily by reason of a material breach by such Party of its representations, warranties, covenants or agreements contained in this Agreement;

(c) By Renova, upon written notice to EMYC if EMYC shall have breached in any material respect any of its representations, warranties, agreements or covenants contained in this Agreement, but only if (i) Renova has first given written notice to EMYC identifying such breach, and (ii) EMYC has not cured or remedied such breach (including, where payment of compensation would reasonably be considered an adequate remedy, the payment of such adequate compensation) within thirty (30) days of receipt of such notice, if such breach is capable of being cured or remedied;

(d) By EMYC, upon written notice to Renova if Renova shall have breached in any material respect any of its representations, warranties, agreements or covenants contained in this Agreement, but only if (i) EMYC shall have first given written notice to Renova identifying such breach, and (ii) Renova has not cured or remedied such breach (including, where payment of compensation would reasonably be considered an adequate remedy, the payment of such adequate compensation) within thirty (30) days of receipt of such notice, if such breach is capable of being cured or remedied;

(e) By Renova, upon written notice to EMYC if any of the conditions to the Closing set forth in Section 12.1 or 12.3 become impossible to be satisfied (other than through the failure of Renova to fully comply with its obligations hereunder) and Renova has not waived such condition in writing on or before the Closing Date;

(f) By EMYC, upon written notice to Renova if any of the conditions to the Closing set forth in Section 12.1 or 12.2 become impossible to be satisfied (other than through the failure of EMYC to fully comply with its obligations hereunder) and EMYC has not waived such condition in writing on or before the Closing Date;

(g) By EMYC, upon written notice to Renova in accordance with Section 10.5; or

(h) Automatically, without any further action on the part of EMYC or Renova, should the Other Renova Agreement be terminated.

13.2 Effect of Termination. In the event of a termination of this Agreement as provided in Section 13.1, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of Renova or EMYC (or any of their respective Representatives or Affiliates), except that (a) the provisions of Article 1 (including the terms defined directly or by reference therein), Article 13 (Termination), Article 15 (Indemnification),

Article 16 (Miscellaneous), Section 10.1 (Confidentiality), Section 10.2 (Expenses) and Section 10.3 (Publicity) shall continue to apply following any such termination and (b) each Party shall continue to be liable for any willful breach by such Party of its representations, warranties, agreements or covenants contained in this Agreement occurring prior to such termination.

ARTICLE 14

SURVIVAL

14.1 Survival Period for Claims against Renova.

(a) The liability of Renova in respect of or in connection with the Renova Fundamental Representations and the covenants, agreements or other obligations of Renova in this Agreement shall survive the Closing and remain in full force and effect indefinitely.

(b) The liability of Renova in respect of or in connection with the Representations and Warranties of Renova set forth in Section 7.7 (Tax Matters), Section 7.13 (Environmental Compliance), Section 7.16 (Property) and Section 7.21 (Employees and Benefit Plans) shall survive the Closing and remain in full force and effect until 11:59 p.m., New York City time, on the date that is seventy-two (72) months after the Closing Date.

(c) The liability of Renova in respect of any other claim under the Representations and Warranties of Renova in this Agreement shall survive the Closing and remain in full force and effect until 11:59 p.m., New York City time, on the date that is twenty (20) months after the Closing Date.

14.2 Survival Period for Claims against EMYC.

(a) The liability of EMYC in respect of or in connection with the EMYC Fundamental Representations and the covenants, agreements or other obligations of EMYC in this Agreement shall survive the Closing and remain in full force and effect indefinitely.

(b) The liability of EMYC in respect of any other claim under the Representations and Warranties of EMYC, covenants, agreements or other obligations of EMYC in this Agreement shall survive the Closing and continue in full force and effect until 11:59 p.m., New York City time, on the date that is twenty (20) months after the Closing Date.

ARTICLE 15

INDEMNIFICATION

15.1 Obligation of Renova to Indemnify. From and after the Closing Date, subject to Article 14 and Sections 15.3, 15.4 and 15.5, Renova shall indemnify, defend and hold harmless EMYC, EMYC Sub, TERG, SunEdison and each of their officers, directors, managers and employees (collectively, the “EMYC Indemnified Parties”), from and against all liabilities, losses and damages, plus reasonable and documented attorneys’ fees, court costs and other reasonable and documented out-of-pocket expenses with respect to each Project and Project Company (collectively, “Losses”), including Losses of any Project Company, that arise out of, or result from:

(a) the breach or inaccuracy of any representation or warranty of Renova contained in this Agreement or in any agreement, certificate or other instrument delivered by Renova pursuant to this Agreement with respect to the Closing;

(b) the breach of any covenant or agreement of Renova contained in this Agreement or in any agreement, certificate or other instrument delivered by Renova pursuant to this Agreement with respect to the Closing;

(c) any Losses of such Project Company resulting from any Action that relates to facts and circumstances arising or existing prior to the Closing Date, involving (i) a labor or employment claim made by an employee of a Person not Affiliated with Renova or (ii) the claims set forth in Section 7.18 of the Renova Disclosure Letter; or

(d) to the extent not already indemnified pursuant to Section 15.1(a) or (b), any of the Losses or obligations of such Project Company with respect to Taxes for the Pre-Closing Period other than any such Taxes resulting from transactions after the Closing Date that are outside the ordinary course of business or arise as the result of a breach by EMYC of Section 11.6.

15.2 Obligation of EMYC to Indemnify. From and after the Closing Date, subject to Article 14 and Sections 15.3, 15.4 and 15.5, EMYC shall indemnify, defend and hold harmless Renova and its officers, directors, managers and employees (collectively, the “Renova Indemnified Parties”), from and against all Losses with respect to any Project and Project Company that arise out of or result from:

(a) the breach or inaccuracy of any representation or warranty of EMYC contained in this Agreement or in any agreement, certificate or other instrument delivered by EMYC pursuant to this Agreement; or

(b) the breach of any covenant or agreement of EMYC contained in this Agreement or in any agreement, certificate or other instrument delivered by EMYC pursuant to this Agreement.

15.3 Indemnification Procedure.

(a) Any EMYC Indemnified Party or Renova Indemnified Party seeking indemnification under this Agreement (each, an “Indemnified Party”) shall, within the limitation period provided in Article 14, promptly give EMYC or Renova, as applicable (collectively, the “Indemnifying Party”), written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in the Claim Notice (if then known) the amount or method of computation of the amount of such claim and a reference to the provision of this Agreement or any agreement, certificate or instrument delivered pursuant to this Agreement upon which such claim is based; provided, that a Claim Notice in respect of any action at law or in equity by or against a Third Party as to which indemnification will be sought shall be given promptly after the action or suit is commenced. Notwithstanding the foregoing, the failure of an Indemnified Party to provide a Claim Notice with respect to a third party claim shall not relieve the Indemnifying Party of any Liability, except to the extent the Indemnifying Party demonstrates that the defense of such third party claim is actually prejudiced as result thereof.

(b) From and after the receipt of the Claim Notice in respect of a third party claim, the Indemnifying Party shall have the right, at its own cost, to assume and conduct the defense in their own names or in the names of the Indemnified Parties if the Indemnifying Party has acknowledged in writing its obligation to indemnify the Indemnified Parties in respect of such third party claim. The Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Any Indemnified Parties shall have the right to employ separate counsel in any such third party claim or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the Indemnifying Parties; provided, however, that the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have control over, at the Indemnifying Party’s expense, the defense of any third party claim (i) if the Indemnifying Party shall have failed to acknowledge its indemnification obligations hereunder, (ii) if the Indemnifying Party fails to employ counsel reasonably satisfactory to the Indemnified Party, (iii) if the Indemnified Party, based on advice of counsel to the Indemnified Party, shall have concluded that there are defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel or (v) to the extent the third party claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party. The Party or Parties conducting the defense:

(A) shall keep the other Party reasonably informed as to the status of such matter and shall promptly send copies of all pleadings; and

(B) shall not enter into any settlement, compromise or consent to judgment without the prior consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnifying Party shall be entitled to settle, compromise or consent to a judgment without the consent of the Indemnified Party that:

(1) does not involve any finding or admission of any violation of or admission of applicable Law or admission of any wrongdoing and does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party;

(2) does not subject the Indemnified Party or its Affiliates to any injunctive relief or other equitable remedy and does not, by its terms, encumber any of the assets of the Indemnified Party;

(3) provides, as a condition of such settlement, a complete and unconditional release of, or dismissal with prejudice of claims against, such Indemnified Party from any and all additional Liabilities in respect of the matters so settled; and

(4) does not involve any monetary Liability that would not be the responsibility of such Indemnifying Party under this Article 15.

(c) The Parties shall use commercially reasonable efforts to mitigate Losses for which indemnification is available under this Article 15 upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims.

15.4 Measure of and Limitations Upon Indemnification.

(a) The amount of the Indemnifying Party’s liability under this Agreement shall be determined (i) net of any insurance proceeds actually received, and other savings that actually reduce the overall impact of the Losses upon, the Indemnified Party, calculated net of any out-of-pocket expenses incurred by such Person in collecting such amount and net of the present value of any increase in insurance premiums or other charges paid or reasonably expected to be paid by such Person arising out of, and to the extent attributable to, such Loss (ii) net of any tax benefit actually realized by the Indemnified Party or any of its Affiliates, and (iii) net of any other third party amounts actually recovered in each case that reduce the Loss suffered or incurred by, the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts to obtain any such tax benefits, insurance proceeds or other amounts described in this Section 15.4(a). If the Indemnified Party or any of its Affiliates actually receives tax benefits, insurance proceeds or other amounts described in this Section 15.4(a) after an indemnification payment is made, the applicable Indemnified Party shall promptly refund to the Indemnifying Party such amount (not to exceed the amount received from the Indemnifying Party).

(b) An Indemnifying Party’s liability for any Losses under this Article 15 shall be subject to the limitations set forth in Section 15.8 and as follows:

(i) no Indemnified Party shall have any recourse for liability pursuant to Section 15.1(a) or Section 15.2(a) until the aggregate amount of all Qualifying Losses incurred by the Indemnified Party equals or exceeds one percent (1%) of the Swap Value with respect to the Project and/or Project Company that is the subject of the claim (the “Deductible”), but if exceeded, to the full extent of such Losses and not only to the extent they exceed the Deductible;

(ii) the aggregate liability of an Indemnifying Party for Losses (A) pursuant to Section 15.1(a) in the case of Renova or Section 15.2(a) in the case of EMYC shall not exceed, in the aggregate, twenty percent (20%) of the Swap Value, with respect to the Project and/or Project Company that is the subject of the claim; and

(iii) The foregoing limitations shall not apply in respect of claims for indemnification pursuant to Section 15.1(a) or Section 15.2(a) in respect of (A) breaches of Fundamental Representations and breaches of the representation and warranties set forth in Section 7.7 (Tax Matters), for which the aggregate liability of the Indemnifying Party shall not exceed the Swap Value with respect to the Project and/or Project Company that is the subject of the claim, or (B) any fraud, willful breach or intentional misrepresentation.

(c) For purposes of determining the amount of Losses resulting from a breach of any representation or warranty (but not for purposes of determining whether there has been any breach thereof), all qualifications or exceptions in any representation or warranty referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect,” or other similar qualification shall be disregarded.

(d) EXCEPT AS PROVIDED HEREIN, IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR OTHER SIMILAR DAMAGES, INCLUDING BUSINESS INTERRUPTION, DIMINUTION OF VALUE, COST OF CAPITAL OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, FOR ANY BREACH OR DEFAULT UNDER, OR ANY ACT OR OMISSION ARISING OUT OF OR IN ANY WAY RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, UNDER ANY FORM OF ACTION WHATSOEVER, WHETHER IN CONTRACT OR OTHERWISE (OTHER THAN INDEMNIFICATION FOR AMOUNTS PAID OR PAYABLE TO THIRD PARTIES IN RESPECT OF ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION HEREUNDER IS OTHERWISE REQUIRED).

15.5 Exclusivity of Representations. The Representations and Warranties made by Renova in Articles 6 and 7 are in lieu of and are exclusive of all other Representations and Warranties, including any implied warranties of merchantability, suitability or fitness for any particular purpose or any other implied warranty. EMYC acknowledges and agrees that except for the Representations and Warranties contained in Articles 6 and 7, neither Renova, the Project Companies nor any of their respective Affiliates, agents, representatives, nor any other Person (collectively, the “Renova Parties”), makes or shall be deemed to make, nor has EMYC or its Affiliates, agents, representatives, or any other Person (collectively, the “EMYC Parties”), relied upon, any representation or warranty, written or oral, express or implied, at law or in equity, on behalf of any Renova Party with respect to the Swapped Securities, Renova, the Project Companies, or the assets or liabilities of Renova or the Project Companies, or otherwise, including with respect to any other information provided to any EMYC Party, whether on behalf of Renova or any other Renova Party. Renova hereby disclaims any representation or warranty except for the Representations and Warranties contained in Articles 6 and 7 whether made by or attributed to any Renova Party, notwithstanding the delivery or disclosure to any EMYC Party any documentation or other information by or purportedly by any Renova Party. In furtherance of the foregoing, EMYC acknowledges and agrees that except for an Action based on the Representations and Warranties contained in Articles 6 and 7, no Action may be brought by or on behalf of EMYC against Renova or any other Person, and neither Renova nor any other Person will have or be subject to any liability or obligation to any EMYC Party or any other

Person, based on any Representations and Warranties or resulting from the distribution to any EMYC Party, or any EMYC Party’s use of, any information, projections, documents or material made available to any EMYC Party at any time in certain “data rooms,” management presentations, “break-out” discussions, responses to questions submitted by or on behalf of EMYC, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

15.6 Exclusivity of Indemnity. The indemnification provided in this Article 15 shall be the sole and exclusive remedy after the Closing Date for damages available to the Parties to this Agreement for breach of any of the representations, warranties, covenants and agreements contained herein or any right, claim or action arising from the transactions contemplated hereby with respect to the Projects and Project Companies, except for those arising out of fraud or criminal conduct. Each Party expressly waives, releases and agrees not to make any claim against the other Party, except for indemnification claims made pursuant to this Article 15, for the recovery of any costs or damages, whether directly or by way of contribution, or for any other relief whatsoever, under any applicable Laws, whether now existing or applicable or hereinafter enacted or applicable (including claims for breach of contract, failure of disclosure, tortious wrong or violation of securities Laws or Environmental Laws), except for those arising out of fraud or criminal conduct.

15.7 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article 15) in connection with any claim or demand by any Person other than the Parties or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

15.8 Swap Value Adjustment. The Parties agree to treat all payments made pursuant to this Article 15 as adjustments to the Swap Value for Tax purposes, unless otherwise required by applicable Law or Taxing Authority interpretations thereof.

15.9 Payment of Claims. All indemnity claims made pursuant to this Article 15 shall be paid as follows: (a) if the Indemnifying Party is EMYC, by payment by EMYC of the sums so owing to the Indemnified Party in immediately available funds within thirty (30) days after the date of receipt of the corresponding claims under Section 15.2, or (b) if the Indemnifying Party is Renova, by payment by Renova of the remaining sums owing to the Indemnified Party in immediately available funds within thirty (30) days after the settlement of the corresponding claims under Section 15.1.

ARTICLE 16

MISCELLANEOUS

16.1 Dispute Resolution.

(a) In the event of any controversy, claim or dispute between the Parties arising out of or related to this Agreement, including, but not limited to the existence, validity, effectiveness, interpretation, termination and/or breach if this Agreement (“Dispute”), within three (3) days following the date of delivery of a written request by any Party, (i) each Party shall appoint as its representative a senior officer, and (ii) such senior officers shall meet, negotiate and attempt in good faith to resolve the Dispute quickly, informally and inexpensively, within fifteen (15) days after receipt of said notice.

(b) Any Dispute that is not resolved pursuant to Section 16.1(a), shall be submitted to arbitration administered by the International Court of Arbitration of the CCBC. The arbitration shall be held according to Rules of Arbitration of the CCBC in force and effect upon arbitration proceedings (“Rules”).

(c) The arbitral tribunal shall be composed of three (3) arbitrators (the “Arbitral Tribunal”). Each Party shall appoint one (1) arbitrator in accordance with the Rules. If more than one (1) claimant is involved, all claimants shall appoint one (1) arbitrator, as mutually agreed upon among them; if more than one (1) respondent is involved, all respondents shall appoint one (1) arbitrator, as mutually agreed upon among them. The third arbitrator who will preside over the Arbitral Tribunal shall be appointed by the arbitrators appointed by the Parties. If there are multiple parties that can neither be in a group of claimants nor in a group of respondents, and the parties do not agree upon the nomination of the two (2) co-arbitrators within fifteen (15) days, all members of the arbitral tribunal shall be appointed by the CCBC, in accordance with the Rules.

(d) Any omissions, refusal, litigations, doubts and failures to reach an agreement about the appointment of the arbitrators by the Parties, or third arbitrator, shall be settled by the CCBC.

(e) The procedures provided for in this Article 16 will also apply in the event that an arbitrator needs to be replaced.

(f) The seat of arbitration shall be the City of São Paulo, State of São Paulo, Brazil, and the Arbitral Tribunal may reasonably designate any specific actions to be taken in other localities.

(g) The arbitration, including its existence as well as all documents and materials presented herein, including, but not limited to motions, briefs, pleads, evidence and arbitral awards, orders and decisions, shall be confidential. The Parties, their agents and the arbitrators shall not disclose confidential information to any Third Party, except and to the extent that disclosure is required by applicable Law; to protect or pursue a legal right, including to seek any pre-arbitral injunction, pre-arbitral attachment, any other order in aid of arbitration proceedings; and/or to enforce or challenge a pre-arbitral injunction, pre-arbitral attachment, any other order in aid of arbitration proceedings and any arbitral order or award in legal proceedings before a court or other competent authority.

(h) The arbitration award shall be final and definitively binding upon the Parties and their successors at any account, and therefore, its ratification by judicial authority is not needed, and the arbitration awards shall not be subject to appeal, except for the applications for correction and clarification to the Arbitral Tribunal as provided for in article 30 of Law No. 9.307/96 and any action for annulment under article 32 of Law No. 9.307/96.

(i) Any of the Parties may seek precautionary or injunctive relief, prior to the composition of Arbitral Tribunal, in which case the Party requesting precautionary or injunctive relief may resort to the CCBC or to any court having jurisdiction over the Parties and their assets, or to the courts of the City of São Paulo, State of São Paulo, Brazil, as the case may be. No precautionary or injunctive relief sought shall affect the existence, validity and effectiveness of the arbitration agreement provided for hereunder, nor shall be deemed as waiver of requirement to submit the dispute hereunder to arbitration. After the constitution of the Arbitral Tribunal, any precautionary or injunctive relief sought shall be filed with the Arbitral Tribunal, which shall have the competence to confirm, modify or overrule any relief previously granted by the courts or the CCBC.

(j) In any arbitration (or litigation, whenever applicable pursuant to the provisions of this Article 16) to enforce the provisions of this Agreement, the prevailing Party in such action shall be entitled to the recovery of its reasonable legal fees and expenses (including reasonable attorneys’ fees and legal costs), fees of the arbitrator(s), costs and expenses such as expert witness fees, as fixed by the arbitrator(s) or court without necessity of noticed motion.

(k) All arbitration proceedings shall be conducted in the English language, provided that evidence may be produced in Portuguese without translation. The arbitration proceedings shall be governed by New York law, and the arbitrators shall not act as amiable compositeur, nor decide any issue ex aequo et bono.

(l) Before the constitution of the Arbitral Tribunal, the CCBC may consolidate simultaneous arbitral proceedings grounded upon this Agreement or upon any other instrument entered into between the Parties. After its constitution, the Arbitral Tribunal shall have exclusive jurisdiction to consolidate simultaneous arbitral proceedings grounded upon this Agreement or upon any other instrument entered into between the Parties, if said proceedings are related to the same legal relationship and if consolidation does not cause any harm to the Parties. The jurisdiction to consolidate shall be incumbent upon the first Arbitral Tribunal constituted, and its decision shall be final and binding between the Parties.

(m) The provisions set forth in this Section 16.1 shall survive the termination or expiration of this Agreement.

16.2 Enforcement; Specific Performance. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for such damages if any party fails to perform in any material respect any of its obligations hereunder. Accordingly, the Parties agree that each of the parties shall be entitled to seek an interdiction, injunction, specific performance or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, with due regard to the provisions in articles 461 and 632 of the

Brazilian Code of Civil Procedure, and to enforce specifically the terms and provisions of this Agreement in any of the courts in accordance with Section 16.1(a), this being in addition to any other remedy to which such party is entitled under this Agreement, at law or in equity. Each of the Parties hereby agrees not to raise any objections to the availability of, and hereby waives (a) any defense to the granting of an interdiction, injunction, specific performance or other equitable relief to prevent and restrain breaches or threatened breaches of this Agreement by such party or to specifically enforce the terms and provisions of this Agreement and (b) any requirement to post any bond or other security in connection with any such order or injunction. For purposes of specific performance, the Parties confirm that this Agreement constitutes an extrajudicial enforcement document with regard to the provisions set forth in article 585 of the Brazilian Code of Civil Procedure.

16.3 SunEdison Obligations and Representations and Warranties. For the period from and after the Effective Date through the Closing Date, SunEdison hereby guarantees the performance in full of all obligations of EMYC (or EMYC Sub) to Renova under Article 15. As of the Effective Date and as of the Closing Date, SunEdison hereby represents and warrants to Renova as follows: (i) SunEdison is a corporation, duly organized, validly existing and in good standing under the laws of Delaware; (ii) SunEdison has all requisite corporate power and authority to execute and deliver this Agreement, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (iii) this Agreement has been duly and validly executed and delivered by SunEdison and constitutes the legal, valid and binding obligation of SunEdison, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (iv) the execution and delivery by SunEdison of this Agreement, the consummation of the transactions contemplated hereby, and the performance by SunEdison of this Agreement in accordance with its terms will not (A) violate the certificate of incorporation or bylaws of SunEdison, (B) require SunEdison to obtain any consents, approvals, authorizations of, or make any filings with or give any notices to, any Governmental Bodies or any other Person that have not been obtained, made or given, or (C) violate or result in the breach of any Orders or any applicable Law or any Governmental Body.

16.4 TERG Obligations and Representations and Warranties. For the period from and after the Closing Date through the relevant date set forth in Article 15, TERG hereby guarantees the transfer in full of the Closing Date Swap Value in accordance with Article 2 and the performance in full of all obligations of EMYC (or EMYC Sub) to Renova under Article 15. As of the Effective Date and as of the Closing Date, TERG hereby represents and warrants to Renova as follows: (i) TERG is a corporation, duly organized, validly existing and in good standing under the laws of Delaware; (ii) TERG has all requisite corporate power and authority to execute and deliver this Agreement, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (iii) this Agreement has been duly and validly executed and delivered by TERG and constitutes the legal, valid and binding obligation of TERG, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity); and

(iv) the execution and delivery by TERG of this Agreement, the consummation of the transactions contemplated hereby, and the performance by TERG of this Agreement in accordance with its terms will not (A) violate the certificate of incorporation or bylaws of TERG, (B) require TERG to obtain any consents, approvals, authorizations of, or make any filings with or give any notices to, any Governmental Bodies or any other Person that have not been obtained, made or given, or (C) violate or result in the breach of any Orders or any applicable Law or any Governmental Body.

16.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized express courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) if given by electronic email transmission, when transmitted to the applicable address so specified herein and an appropriate confirmation of transmission is received; provided that any electronic email transmission shall also be sent by another form of written communication. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 16.5 by the party to receive such notice:

(a) if to EMYC, to:

TerraForm Global, Inc.

7550 Wisconsin Avenue

Bethesda, MD 20814

U.S.A.

Attention: Mr. Rik Gadhia

Telephone: (240) 762-7700

Fax: (240) 762-7900

Email: rgadhia@sunedison.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

U.S.A.

Attention: Mr. Zachary N. Wittenberg

Telephone: (212) 872-1081

Fax: (212) 872-1002

Email: zwittenberg@akingump.com

(b) if to Renova, to:

Renova Energia S.A.

Av. Roque Petroni Junior, 999 – 4 andar

São Paulo, SP, Brasil

CEP: 04707-910

Attention: Mr. Ricardo de Lima Assaf

Telephone:

Email: assaf@renovaenergia.com.br

with copies (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005-1413

U.S.A.

Attention: Mr. Andrew Janszky

Fax: (212) 822-5317

Email: ajanszky@milbank.com

16.6 Entire Agreement. This Agreement, the Transaction Documents and any other agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

16.7 Waivers and Amendments. This Agreement may be amended, modified or supplemented and the terms hereof may be waived, only by a written instrument signed by EMYC and Renova or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

16.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws and/or rules thereof that might indicate the application of the laws of any other jurisdiction (other than Section 5-1401 of the New York General Obligations Law).

16.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not assignable by any Party without the prior written consent of the other Party.

16.10 Articles and Sections. All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

16.11 Interpretation. The Parties acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

16.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

16.13 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties.

16.14 No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any agent, Representative or investor of any Party.

16.15 No Third Party Beneficiaries. Except as otherwise provided in Article 15 (Indemnification), no provision of this Agreement, express or implied, is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties.

16.16 Delivery by Facsimile or PDF. This Agreement and the other Transaction Documents and any amendments thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (PDF), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed and delivered by them on the date first set forth above.

RENOVA ENERGIA, S.A.

By:	/s/ Ricardo de Lima Assaf
Name:	Ricardo de Lima Assaf
Title:	General Counsel

[Signature Page to Renova Securities Swap Agreement (Salvador)]

TERRAFORM GLOBAL, LLC.

By:	/s/ Rik Gadhia
Name:	Rik Gadhia
Title:	Vice President

Solely with respect to Sections 10.15 and 16.4 of this Agreement:

TERRAFORM GLOBAL, INC.

By:	/s/ Rik Gadhia
Name:	Rik Gadhia
Title:	Vice President

Solely with respect to Section 16.3 of this Agreement:

SUNEDISON, INC.

By:	/s/ Rik Gadhia
Name:	Rik Gadhia
Title:	Vice President

[Signature Page to Renova Securities Swap Agreement (Salvador)]